Exhibit 10.60
Execution Version

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT
BY AND AMONG
FFI PHOENIX HUB HOLDINGS LLC,
NIKOLA PHX HUB, LLC,
AND
NIKOLA CORPORATION
JULY 3, 2023

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APPENDICES, EXHIBITS, AND SCHEDULES
APPENDICES:
Appendix A    -    Definitions
EXHIBITS:
Exhibit A    -    Form of Assignment of Subject Interests
Exhibit B    -    Pre-Closing Reorganization
Exhibit C    -    Form of Resignation Letter
Exhibit D    -    Total Purchase Price Allocation
Exhibit E    -    Form of Offtake Term Sheet
Exhibit F    -    Form of Second Closing Assignment and Bill of Sale
Exhibit G    -    Form of Transition Services Agreement

PHH PARENT SCHEDULES:
Schedule 3.2(a)(i)(C)    -    Third Party Payment Amounts
Schedule 5.4    -    PHH Parent Legal Proceedings
COMPANY SCHEDULES:
Schedule 6.6    -    Pre-FID Budget
Schedule 6.7    -    Company Legal Proceedings
Schedule 6.10(a)    -    Real Property
Schedule 6.10(d)    -    Real Property Right of Use or Occupancy
Schedule 6.11    -    Taxes
Schedule 6.12    -    Environmental Laws
Schedule 6.14(a)(i)    -    Required Material Permits
Schedule 6.14(a)(ii)    -    Permit Applications and Issued Permits
Schedule 6.14(b)    -    Presently Required Permits
Schedule 6.14(c)    -    Permit Matters
Schedule 6.15(a)    -    Equipment and Personal Property Matters
Schedule 6.15(b)    -    Project Assets
Schedule 6.16(a)    -    Material Contracts
Schedule 6.16(b)    -    Material Contract Matters
Schedule 6.16(c)    -    Financial Assurances
Schedule 6.17    -    Affiliate Arrangements
Schedule 6.18(a)    -    Financial Statements
Schedule 6.18(c)    -    Liabilities
Schedule 6.18(d)    -    Indebtedness
Schedule 6.19    -    Absence of Certain Changes
Schedule 6.24    -    Insurance Matters
Schedule 6.26(a)    -    Intellectual Property
Schedule 6.28    -    Securities Matters
NIKOLA SCHEDULES:
Schedule 7.4    -    Nikola Legal Proceedings
Schedule 8.5    -    Interim Operations
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MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT
This Membership Interest and Asset Purchase Agreement (this “Agreement”), dated as of July 3, 2023 (the “First Closing Date”), is by and among FFI Phoenix Hub Holdings LLC, a Delaware limited liability company (“FFI”), Nikola Phx Hub, LLC, a Delaware limited liability company (“PHH Parent”), and Nikola Corporation, a Delaware corporation (“Nikola”). FFI, PHH Parent, and Nikola may be referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, (a) PHH Parent directly owns all of the issued and outstanding membership interests (the “Subject Interests”) of Phoenix Hydrogen Hub LLC, a Delaware limited liability company (the “Company”), and (b) Nikola indirectly owns all of the issued and outstanding membership interests in PHH Parent;
WHEREAS, the Company is developing an electrolysis Hydrogen production facility in Buckeye, Arizona, which is currently contemplated to be for the production of thirty (30) metric tons of Hydrogen per day (the “Project”);
WHEREAS, on the terms and conditions set forth in this Agreement, (a) PHH Parent desires to sell and convey to FFI, and FFI desires to purchase, all of the Subject Interests, and (b) Nikola desires to sell and convey (or cause its Affiliates to sell and convey) to FFI, and FFI desires to purchase, all of the Second Closing Assets; and
WHEREAS, prior to the date hereof, and in preparation for the consummation of the transactions contemplated by this Agreement, Nikola, its Affiliates, and the Company have completed the Pre-Closing Reorganization as further described on Exhibit B.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, hereby agree as follows:
AGREEMENT
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    Defined Terms. Unless the context otherwise requires, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Appendix A.
Section 1.2    References and Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, and Exhibit are references to the Articles, Sections, paragraphs, and Exhibits of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular section or clause, unless expressly so limited; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) references to any Law means such Law as amended, modified, codified, reenacted, or replaced and in effect from time to time; (m) references to any contract, agreement (including this Agreement), document, or instrument means such contract, agreement, document, or instrument as amended, supplemented, or modified (including any waiver or consent) and in effect from time to time in accordance with its terms; (n) a capitalized derivative or other variation of a defined term has a corresponding meaning and shall be construed accordingly; (o) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (p) where provision is made for agreement or the giving of notice, approval, or consent by any Party, such agreement, notice, approval, or consent must be in writing unless otherwise specified; and (q) “furnished” or “made available” means such document was uploaded to the Data Room prior to the date of this Agreement.
ARTICLE II
PURCHASES AND SALES
Section 2.1    Pre-Closing Reorganization. Immediately prior to the First Closing, Nikola, its Affiliates, and the Company have completed the Pre-Closing Reorganization in accordance with Exhibit B and the Pre-Closing Reorganization Documents.
Section 2.2    Purchases and Sales.
(a)    At the First Closing, subject to the terms and conditions of this Agreement, (i) PHH Parent shall sell, transfer, convey, assign and deliver the Subject Interests to FFI, free and clear of any and all Encumbrances (other than transfer restrictions under the Initial LLC Agreement and applicable federal and state securities Laws), and (ii) FFI shall purchase and accept the Subject Interests from PHH Parent.
(b)    At the Second Closing, subject to the terms and conditions of this Agreement, (i) Nikola shall (or shall cause its Affiliates to) sell, transfer, convey, assign and deliver the Second Closing Assets to FFI, free and clear of any and all Encumbrances (other than Permitted Encumbrances), and (ii) FFI shall purchase and accept the Second Closing Assets from Nikola or its applicable Affiliate.

Section 2.3    Purchase Price. The aggregate consideration to be paid by FFI for the Subject Interests and the Second Closing Assets shall consist of:
(a)    an amount equal to twenty-four million sixty-eight thousand one hundred and fifty-seven dollars ($24,068,157) for the Subject Interests (the “First Closing Payment”); and
(b)    an amount equal to [*] dollars ($[*]) for the Second Closing Assets, subject to adjustment as provided herein (as so adjusted, the “Second Closing Payment” and together with the First Closing Payment, the “Total Purchase Price”).
Section 2.4    [*] Holdback.
(a)    At the First Closing, FFI shall withhold from the First Closing Payment otherwise payable pursuant hereto an amount in cash equal to [*] percent ([*]%) of the First Closing Payment (the “First [*] Holdback Amount”).
(b)    At the Second Closing, FFI shall withhold from the Second Closing Payment otherwise payable pursuant hereto an amount in cash equal to [*] percent ([*]%) of the Second Closing Payment (the “Second [*] Holdback Amount”, and together with the First [*] Holdback Amount, the “[*] Holdback Amount”).
(c)    The [*] Holdback Amount shall be held by FFI for the purpose of [*] of FFI and [*] against Nikola pursuant to and in accordance with the terms of this Agreement. For all purposes (including U.S. federal income tax purposes), FFI shall be treated as the owner of the [*] Holdback Amount.
Section 2.5    Adjustment to Second Closing Payment. The Second Closing Payment shall be adjusted (a) upward by an amount, if any, equal to the aggregate amount paid by Nikola or its Affiliates after the date of this Agreement, with the prior written consent of FFI, to acquire and/or secure, store and maintain any Second Closing Assets and (b) downward by the amount, if any, determined pursuant to Section 9.2(b).
Section 2.6    Withholding. FFI and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to PHH Parent, Nikola or any other Person such amounts as each of FFI and any other applicable withholding agent is required to deduct and withhold under the Code, or any Tax law, with respect to making such payment. FFI shall use reasonable best efforts to inform PHH Parent, Nikola, or any other such Person if FFI intends or expects to withhold any amounts with respect to payments hereunder, and shall reasonably cooperate in mitigating or reducing any such withholding to the extent permissible under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
CLOSINGS; CLOSING DELIVERABLES
Section 3.1    Closings.
(a)    The first closing (the “First Closing”) shall take place on the date hereof remotely via the exchange of documents and electronic counterpart signatures or at such place as FFI and PHH Parent may mutually agree in writing. All actions listed in Section 3.2(a)(i) and Section 3.2(a)(ii) that occur on the date hereof shall be deemed to occur simultaneously at the First Closing.
(b)    The second closing (the “Second Closing”) shall take place on the date (the “Second Closing Date”) that is three (3) Business Days after the date on which all of the conditions to the Second Closing set forth in Article X (other than those conditions which, by their terms are to be satisfied or waived at the Second Closing, but subject to the satisfaction or waiver thereof) shall have been satisfied or waived by the Party or Parties entitled to waive the same, unless another date, place or time is agreed to in writing by FFI and Nikola. The Second Closing shall take place remotely via the exchange of documents and electronic counterpart signatures or at such place as FFI and Nikola may mutually agree in writing. All actions listed in Section 3.2(b)(i) and Section 3.2(b)(ii) that occur on the Second Closing Date shall be deemed to occur simultaneously at the Second Closing.
Section 3.2    Closing Deliverables.
(a)    Deliverables at First Closing.
(i)    At the First Closing, FFI shall deliver or cause to be delivered the following:
(A)    to PHH Parent or its designees, by wire transfer of immediately available funds to one or more accounts designated by PHH Parent prior to the First Closing Date, the First Closing Payment less the First [*] Holdback Amount less the Third Party Payment Amounts in respect of the First Closing;
(B)    to PHH Parent, the Assignment of Subject Interests, duly executed by FFI;
(C)    to each of the applicable Third Parties, the applicable Third Party Payment Amounts in respect of the First Closing by wire transfer of immediately available funds to the account or accounts designated by such Third Party prior to the First Closing Date; and
(D)    to PHH Parent, any other agreements, instruments, and/or documents reasonably requested by PHH Parent in connection with the transactions contemplated by the First Closing.
(ii)    At the First Closing, PHH Parent shall deliver or cause to be delivered the following to FFI:
(A)    the Assignment of Subject Interests, duly executed by PHH Parent;
(B)    the Offtake Term Sheet, duly executed by Nikola;
(C)    the Transition Services Agreement, duly executed by PHH Parent;
(D)    duly executed copies of all of the Pre-Closing Reorganization Documents;
(E)    duly executed letters of resignations from each of the individuals who serves as an officer or director of the Company as of immediately prior to the First Closing, substantially in the form of Exhibit C and effective as of the First Closing;
(F)    a duly executed and completed Internal Revenue Service Form W-9 of PHH Parent (or its regarded parent if PHH Parent is a disregarded entity for U.S. federal income tax purposes);
(G)    all (1) corporate minute books and authorizing resolutions or written consents and related corporate records of the Company and (2) other books, files and records of the Company; and
(H)    any other agreements, instruments, and/or documents reasonably requested by FFI in connection with the transactions contemplated by the First Closing.
(iii)    Immediately after the First Closing, FFI shall deliver or cause to be delivered to PHH Parent and Nikola, as applicable, the Offtake Term Sheet and the Transition Services Agreement, each duly executed by the Company.
(b)    Deliverables at Second Closing.
(iii)    At the Second Closing, FFI shall deliver or cause to be delivered the following:
(A)    to Nikola or its designated Affiliates, by wire transfer of immediately available funds to an account or accounts designated by Nikola not less than three (3) Business Days prior to the Second Closing Date, the Second Closing Payment less the Second [*] Holdback Amount less the applicable Third Party Payment Amounts in respect of the Second Closing;
(B)    to each of the applicable Third Parties, the applicable Third Party Payment Amounts in respect of the Second Closing by wire transfer of immediately available funds to the account or accounts designated by such Third Party prior to the Second Closing Date;
(C)    to Nikola, the Second Closing Assignment and Bill of Sale, duly executed by the Company;
(D)    to PHH Parent, the Nel Assignment and Assumption Agreements, duly executed by the Company and FFI, as applicable;
(E)    to Nikola, a duly executed Transaction Privilege Tax Exemption Certificate, Form 5000;
(F)    to Nikola, an officer’s certificate, dated as of the Second Closing Date, certifying that the conditions set forth in Section 10.3(a) and Section 10.3(b) have been satisfied; and
(G)    to Nikola, any other agreements, instruments, and/or documents reasonably requested by Nikola in connection with the transactions contemplated by the Second Closing.
(ii)    At the Second Closing, Nikola shall deliver or cause to be delivered the following to FFI:
(A)    the Second Closing Assignment and Bill of Sale, duly executed by Nikola and its applicable Affiliates;
(B)    the Nel Assignment and Assumption Agreements, duly executed by Nikola Energy, Nikola and their respective Affiliates, as applicable;
(C)    an officer’s certificate, dated as of the Second Closing Date, certifying that the conditions set forth in Section 10.2(a), Section 10.2(b), and Section 10.2(d) have been satisfied;
(D)    a duly executed and completed Internal Revenue Service Form W-9 of Nikola; and

(E)    any other agreements, instruments, and/or documents reasonably requested by FFI in connection with the transactions contemplated by the Second Closing.
Section 3.3    Copy of Data Room. Within five (5) Business Days after the First Closing Date, Nikola shall deliver (or cause to be delivered) to FFI true and complete copies of all documents contained in the Data Room as of immediately prior to the First Closing in the form of a USB portable memory drive, it being understood that (a) all such documents shall have been placed in the Data Room prior to the First Closing Date unless otherwise agreed by FFI, and (b) no documents shall have been removed from the Data Room once placed in the Data Room.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FFI
FFI hereby represents and warrants to PHH Parent as follows:
Section 4.1    Incorporation
. FFI is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all necessary entity power to enter into and carry out its obligations under this Agreement or any other Transaction Document to which it is or will be a party as of the applicable Closing.
Section 4.2    Authority. The execution, delivery, and performance by FFI of this Agreement and all other Transaction Documents to which it is a party as of the applicable Closing and the performance by FFI under this Agreement and all such other Transaction Documents have been duly authorized by all requisite corporate, limited liability company, or limited partnership action on the part of FFI. This Agreement and all such other Transaction Documents have been duly executed and delivered by FFI, and (assuming due authorization, execution, and delivery by the other parties thereto) this Agreement and all such other Transaction Documents constitute legal, valid, and binding obligations of FFI, enforceable against FFI in accordance with their respective terms, subject to (a) the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, and (b) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability.
Section 4.3    No Conflicts. The execution, delivery, and performance by FFI of this Agreement or any other Transaction Documents to which it is a party as of the applicable Closing do not and will not (a) violate or conflict with any of the Organizational Documents of FFI, (b) violate or conflict with any Law applicable to FFI, or any of its assets or properties, (c) require any consent, approval, authorization, or other action by, or any filing with or notification to, any Governmental Authority or any Third Party, or (d) breach, conflict with, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material contract to which it is a party except in the case of clauses (b) and (d) for such violations, breaches, conflicts, or defaults (or rights of termination, cancellation, or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on FFI’s ability to perform its obligations hereunder or under any other Transaction Documents to which it is a party as of the applicable Closing.
Section 4.4    Legal Proceedings. There are no Proceedings pending against FFI that challenge, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the transactions contemplated by this Agreement, and to the Knowledge of FFI no Proceeding of the type referenced above in this Section 4.4 has been Threatened. There is no Order or Proceeding restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement by FFI or which, if determined adversely to FFI, would reasonably be expected to have a material adverse effect on FFI’s ability to perform its obligations under this Agreement or any other Transaction Documents to which FFI is or will be a party as of the applicable Closing.
Section 4.5    Brokers. Neither FFI nor any of its Affiliates has incurred any obligation or Liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this Agreement other than obligations that are the sole responsibility of FFI or its Affiliates (excluding the Company).
Section 4.6    Sanctions; Anti-Corruption Laws.
(a)    Neither FFI, nor any of its Affiliates, is the target of any sanctions lists pursuant to United States, European Union, and any other applicable national export control, sanctions, and embargoes laws and regulations (collectively, “Sanctions and Export Control Laws”). Neither FFI, nor any of its Affiliates, intends to disclose or share any equipment, software, and/or technical data or technology with PHH Parent or its Subsidiaries that are subject to any Sanctions and Export Control Laws.
(b)    In relation to the activities or transactions contemplated by this Agreement and the other Transaction Documents to which FFI is or will be a party as of the applicable Closing, neither FFI nor any of its personnel has violated, or will violate, or will cause any other Party or its Affiliates to violate, any Applicable Anti-Corruption Laws.
Section 4.7    Investment Intent.
(a)    The Subject Interests are being acquired by FFI for its own account, and not with a view to, or for the offer or sale in connection with, any distribution or sale of the Subject Interests or any interest in them in violation of the Securities Act (or analogous applicable Laws in any non-U.S. jurisdiction). FFI acknowledges that the Subject Interests have not been registered under the Securities Act or any state securities Laws and that the Subject Interests may not be sold or disposed of except as pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign, or federal securities Laws.
(b)    FFI and its Affiliates, taken as a whole, are able to bear the economic risk of FFI’s investment in the Company and have sufficient net worth to sustain a loss of FFI’s entire investment in the Company without economic hardship if such loss should occur.
(c)    FFI is an Accredited Investor.
Section 4.8    Access to Funds. FFI has access (and in the case of the Second Closing Payment will have access) to cash and other sources of immediately available funds sufficient to pay (or, as applicable, withhold) (a) the First Closing Payment at the First Closing and (b) as and when due and payable pursuant to the terms and conditions of this Agreement, the Second Closing Payment.
Section 4.9    Independent Investigation.
(a)    FFI has conducted, to its satisfaction, an independent due diligence investigation of the Company, the Project, and the Second Closing Assets (the “Due Diligence Investigation”). In making its determination to proceed with the transactions contemplated by this Agreement, FFI has relied on, among other things, (i) the results of its Due Diligence Investigation and (ii) the representations and warranties of PHH Parent and Nikola as expressly set forth in Article V, Article VI, and Article VII.
(b)    FFI hereby acknowledges and agrees that (i) it is acquiring the Subject Interests and the Second Closing Assets based on FFI’s due diligence, inspection, examination, and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Nikola, PHH Parent, or their respective Representatives, other than those as expressly set forth in Article V, Article VI, and Article VII, and (ii) no Affiliate of Nikola, PHH Parent, or any of their respective Representatives will have or be subject to any liability or indemnification obligation to FFI or any other Person as a result of any statement, representation, or warranty contained in any company presentation, virtual data room, or similar materials containing information regarding the Company, its business, the Project or the Second Closing Assets, or in any materials made available or otherwise provided to FFI, its Affiliates, or any of their respective Representatives during the course of its Due Diligence Investigation or in expectation of the transactions contemplated by this Agreement, except with respect to the representations and warranties expressly set forth set forth in Article V, Article VI, and Article VII.
(c)    In connection with FFI’s investigation of the Company, the Project, and the Second Closing Assets, FFI has received from PHH Parent and its Affiliates and their respective Representatives and agents certain projections and other forecasts, including projected financial information, certain business plan information, and other data related to the Company, the Project, and the Second Closing Assets. FFI acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts, and plans, (ii) FFI is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, and plans so furnished to it, and (iii) FFI shall have no claim against anyone with respect to any of the foregoing except with respect to the representations and warranties expressly set forth set forth in Article V, Article VI, and Article VII.
(d)    THE REPRESENTATIONS AND WARRANTIES BY FFI IN THIS ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF FFI IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH OF NIKOLA, PHH PARENT, AND THEIR RESPECTIVE AFFILIATES UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES BY FFI IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT OF ANY KIND, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY FFI.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PHH PARENT
PHH Parent hereby represents and warrants to FFI as follows:
Section 5.1    Incorporation. PHH Parent (a) is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its organization, (b) has all necessary entity power to enter into and carry out its obligations under the Pre-Closing Reorganization Documents, this Agreement, and any other Transaction Document to which it is or will be a party as of the applicable Closing, and (c) has all requisite organizational power and authority under its Organizational Documents to conduct its business as it is now being conducted and to own or use the properties and assets that it owns or uses.
Section 5.2    Authority. The execution, delivery, and performance by PHH Parent of the Pre-Closing Reorganization Documents, this Agreement, and all other Transaction Documents to which it is a party as of the applicable Closing and the performance by PHH Parent under the Pre-Closing Reorganization Documents, this Agreement, and all such other Transaction Documents have been duly authorized by all requisite corporate, limited liability company, or limited partnership action on the part of PHH Parent. The Pre-Closing Reorganization Documents, this Agreement, and all such other Transaction Documents have been duly executed and delivered by PHH Parent, and (assuming due authorization, execution, and delivery by the other parties thereto) constitute legal, valid, and binding obligations of PHH Parent, enforceable against PHH Parent in accordance with their respective terms, subject to (a) the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, (b) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability, and (c) the fact that the rights to indemnification under this Agreement may be limited by United States federal or state securities Laws.
Section 5.3    No Conflicts. The execution, delivery, and performance by PHH Parent of the Pre-Closing Reorganization Documents, this Agreement, and any other Transaction Documents to which PHH Parent is a party as of the applicable Closing do not and will not (a) violate or conflict with any of the Organizational Documents of PHH Parent, (b) violate or conflict with any Law applicable to PHH Parent or any of its assets or properties, (c) require any consent, approval, authorization, or other action by, or any filing with or notification to, any Governmental Authority or any Third Party, or (d) breach, conflict with, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which PHH Parent is a party except in the case of clauses (b) and (d) for such violations, breaches, conflicts, or defaults (or rights of termination, cancellation, or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on PHH Parent’s ability to perform its obligations thereunder, hereunder, or under any other Transaction Documents to which it is a party as of the applicable Closing. As of the First Closing, PHH Parent and its Affiliates have performed all of their respective obligations under the Pre-Closing Reorganization Documents and the Initial LLC Agreement in all material respects and are not in default of any provision of the Pre-Closing Reorganization Documents or the Initial LLC Agreement.
Section 5.4    Legal Proceedings. Except as set forth in Schedule 5.4, (a) there are no Proceedings pending against PHH Parent or its Subsidiaries, as applicable, that challenge, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the transactions contemplated by this Agreement or any other Transaction Documents; (b) to the Knowledge of PHH Parent, no Proceeding of the types referenced above in this Section 5.4 has been Threatened; (c) there is no Order to which PHH Parent or any of its Subsidiaries is a party that adversely affects or may adversely affect the use or ownership of PHH Parent’s or its Subsidiaries’ respective assets, or to which PHH Parent’s or its Subsidiaries’ respective assets are subject, in each case, which would reasonably be expected to have a material adverse effect on PHH Parent’s ability to perform its obligations under this Agreement or any other Transaction Documents to which PHH Parent or its Subsidiaries, as applicable, is a party as of the applicable Closing; and (d) there is no Order or Proceeding restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Documents by PHH Parent and its Subsidiaries or which, if determined adversely to PHH Parent or any of its Subsidiaries, would reasonably be expected to have a material adverse effect on PHH Parent’s ability to perform its obligations under this Agreement or any other Transaction Documents to which PHH Parent or its Subsidiaries, as applicable, is or will be a party as of the applicable Closing.
Section 5.5    Brokers. Neither PHH Parent nor any of its Affiliates has incurred any obligation or Liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this Agreement other than obligations that are the sole responsibility of PHH Parent.
Section 5.6    Bankruptcy. There are no bankruptcy, insolvency, receivership, reorganization, or similar Proceedings pending, being contemplated by, or, to the Knowledge of PHH Parent, Threatened against PHH Parent or any of its Subsidiaries. None of PHH Parent or any of its Subsidiaries is Insolvent or will be rendered Insolvent by the transactions contemplated by this Agreement.
Section 5.7    Sanctions; Anti-Corruption Laws.
(a)    Neither PHH Parent, nor any of its Affiliates, is the target of any sanctions lists pursuant to Sanctions and Export Control Laws. Neither PHH Parent, nor any of its Affiliates, intends to disclose or share any equipment, software, and/or technical data or technology with FFI that are subject to any Sanctions and Export Control Laws.
(b)    In relation to the activities or transactions contemplated by the Pre-Closing Reorganization Documents, this Agreement and the other Transaction Documents to which PHH Parent or its Affiliates are or will be a party as of the applicable Closing, and in relation to the Project or the Second Closing Assets, neither PHH Parent nor any of its Affiliates, nor any of their respective personnel, has violated, or will violate, or will cause any other Party or its Affiliates to violate, any Applicable Anti-Corruption Laws.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY, THE PROJECT AND THE SECOND CLOSING ASSETS
PHH Parent (solely as of the First Closing) and, solely to the extent that any of the following representations and warranties apply to and concern the Second Closing Assets, Nikola each hereby represents and warrants to FFI as follows (it being further understood and agreed that Nikola makes no representations or warranties with respect to the Company as of the Second Closing):
Section 6.1    Incorporation. The Company (a) is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of organization, (b) has all necessary entity power to enter into and carry out its obligations under the Pre-Closing Reorganization Documents, this Agreement, or any other Transaction Document to which the Company is or will be a party as of the applicable Closing, and (c) has all requisite organizational power and authority under its Organizational Documents to conduct its business as it is now being conducted and to own or use the properties and assets that it owns or uses.
Section 6.2    Authority. The execution, delivery, and performance by the Company of the Pre-Closing Reorganization Documents, this Agreement, and all other Transaction Documents to which the Company is a party as of the applicable Closing and the performance by the Company under the Pre-Closing Reorganization Documents, this Agreement, and all such other Transaction Documents have been duly authorized by all requisite corporate, limited liability company, or limited partnership action on the part of the Company. The Pre-Closing Reorganization Documents, this Agreement, and all such other Transaction Documents have been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other parties thereto), the Pre-Closing Reorganization Documents, this Agreement, and all such other Transaction Documents constitute legal, valid, and binding obligations of the Company, enforceable against such Persons in accordance with their respective terms, subject to (i) the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability, and (iii) the fact that the rights to indemnification under this Agreement may be limited by United States federal or state securities Laws.
Section 6.3    No Conflicts. The execution, delivery, and performance by the Company of the Pre-Closing Reorganization Documents, this Agreement, or any other Transaction Documents to which the Company is a party as of the applicable Closing do not and will not (a) violate or conflict with any of the Organizational Documents of the Company; (b) violate or conflict in any material respect with any Law applicable to the Company or any of its respective assets or properties; (c) require any consent, Order, Permit, approval, authorization, or other action by, or any filing with or notification to, any Governmental Authority or any Third Party; (d) breach, conflict with, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which the Company is a party, in each case in any material respect; or (e) result in the imposition or creation of any Encumbrance on the Securities of the Company (including the Subject Interests) or result in a material default or the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) or give rise to any right of termination, cancellation, or acceleration under any of the material terms, conditions, or provisions of any Right of Way, Permit, note, bond, mortgage, indenture, license, or other Contract to which the Company is a party or by which the Company’s assets are bound.
Section 6.4    Capitalization; Subsidiaries.
(a)    As of immediately prior to the First Closing, the issued and outstanding Securities of the Company consist solely of the Subject Interests, one hundred percent (100%) of which are owned beneficially and of record by PHH Parent, free and clear of any and all Encumbrances (other than transfer restrictions under the Initial LLC Agreement and applicable federal and state securities Laws). All such membership interests and other Securities (i) have been duly authorized and validly issued pursuant to the Initial LLC Agreement and applicable Laws and (ii) were not issued in violation of any Preferential Purchase Rights.
(b)    Except as contemplated by this Agreement or the Initial LLC Agreement, there are no (i) rights, subscriptions, warrants, options, or other rights to purchase, issue, or otherwise acquire any Securities in the Company, (ii) outstanding contractual obligations to repurchase, redeem, or otherwise acquire any Securities in the Company, or (iii) voting trusts, equityholders agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any Securities of the Company.
(c)    The Company has no Subsidiaries and does not own any Securities in any Person.
(d)    As of immediately prior to the First Closing, there are no Securities of the Company that are issued and outstanding other than the Subject Interests. Immediately after giving effect to the transactions contemplated to be consummated at the First Closing, FFI will be the sole member of the Company and the holder of all of the Securities of the Company.
(e)    As of immediately prior to the First Closing, Nikola and its Affiliates (on behalf of PHH Parent) have contributed cash and certain other assets to the Company, including pursuant to the Pre-Closing Reorganization, and no other Person has contributed any cash or other property to the Company. Except for the contributions by Nikola and its Affiliates on behalf of PHH Parent as set forth in the preceding sentence, Nikola and its Affiliates have not contributed cash or any other property to the Company.
(f)    No member of the [*] has any further right or interest in or to the Company or any of its tangible or intangible assets, including the Project, the DOE LPO Application and Guarantee, and the Second Closing Assets. The [*] has assigned to the Company, free and clear of all Encumbrances, all right, title, and interest in and to the Project Assets, [*] Assignment Agreement. The Company has no further obligations to the [*] with respect to the Company, the Company’s assets, the Project Assets, or the Project, including pursuant to any of the [*] Agreements.
Section 6.5    Subject Interests. Upon the transfer of the Subject Interests to FFI at the First Closing in accordance with the terms of this Agreement, FFI shall acquire the Subject Interests free and clear of all Encumbrances (other than transfer restrictions under applicable federal and state securities Laws) and shall have the rights and obligations of a member under the Initial LLC Agreement with respect to the Subject Interests.

Section 6.6    Undertakings. The Company was formed solely for the purpose of developing the Project. Except for the development of the Project in accordance with the Pre-FID Budget set forth on Schedule 6.6, and for the negotiation and consummation of the transactions contemplated by the Pre-Closing Reorganization Documents, the [*] Assignment Agreement (solely as described in Section 6.4(f)), the [*] (solely as described in Section 6.4(f)), the [*] (solely as described in Section 6.4(f)), this Agreement, and the other Transaction Documents, as applicable, the Company has not engaged in any material activities, incurred any material obligations or liabilities, entered into any material agreements or arrangements with any Person, or become subject to or bound by any material obligation or undertaking.
Section 6.7    Legal Proceedings. Except as set forth in Schedule 6.7, (a) there are no Proceedings pending against the Company or any of its Affiliates that (i) relate to and would reasonably be expected to adversely affect the assets of the Company or the Project Assets or (ii) challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement or any other Transaction Documents; (b) to the Knowledge of PHH Parent, no Proceeding of the types referenced above in this Section 6.7 has been Threatened; (c) there is no Order to which the Company or any of its Affiliates is a party that adversely affects or would reasonably be expected to adversely affect the Project, the Project Assets, the use or ownership of the Company’s assets, or to which the Company’s assets is subject; and (d) there is no Order or Proceeding restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Documents by the Company which, if determined adversely to the Company or any of its Affiliates, would reasonably be expected to result in a material diminution of the benefits contemplated by this Agreement.
Section 6.8    Brokers. No broker or other Person is entitled to any broker’s, finder’s, or similar fees or commission with respect to the transactions contemplated by this Agreement based upon arrangements made prior to the applicable Closing by or on behalf of PHH Parent or its Affiliates for which the Company could become liable.
Section 6.9    Bankruptcy. There are no bankruptcy, insolvency, receivership, reorganization, or similar Proceedings pending, being contemplated by or, to the Knowledge of PHH Parent, Threatened against the Company or any of its Affiliates. None of the Company or its Affiliates is Insolvent or will be rendered Insolvent by the transactions contemplated by this Agreement.
Section 6.10    Real Property.
(a)    Schedule 6.10(a) sets forth a complete and accurate description of each parcel of real property owned in fee by the Company (the “Real Property”). Except as set forth on Schedule 6.10(a), the Company owns good and marketable fee simple title to all of the Real

Property, free and clear of all Encumbrances other than Permitted Encumbrances, and there are no Preferential Purchase Rights affecting the Real Property or any portion or interest therein.
(b)    Except for this Agreement, neither the Company nor any of its Affiliates is party to, or bound by, any Contract (including any Preferential Purchase Right or other contractual right or obligation) to encumber, sell, transfer, assign, or dispose of the interest of the Company in, or right to use or occupy, the Real Property or any portion thereof or interest therein.
(c)    None of PHH Parent or the Company or any of their respective Affiliates has received notice of any, and there is no, material default under any Encumbrances affecting any Real Property that has not been either waived, cured, or remedied, nor will the Project (or the furtherance thereof) constitute any such default under any such Encumbrances.
(d)    Except as set forth on Schedule 6.10(d), none of PHH Parent or the Company or any of their respective Affiliates is a party to any lease, sublease, license, concession, or other agreement granting to any other party or parties the right of use or occupancy of any portion of the Real Property.
(e)    None of PHH Parent or the Company or any of their respective Affiliates has received any notice from any Governmental Authority of any condemnation, expropriation, or other proceeding in eminent domain against any Real Property or any portion thereof or interest therein, and, to the Knowledge of PHH Parent, no such pending or Threatened Claims exist, nor has PHH Parent or the Company or any of their respective Affiliates agreed or committed to dedicate any of the Real Property.
(f)    The Company does not own, lease, or otherwise hold any rights or interests in any real property other than the Real Property.
(g)    To the Knowledge of PHH Parent, none of the Real Property or its current use or uses is in material violation of applicable Law.
Section 6.11    Taxes.
(a)    Except as set forth on Schedule 6.11:
(i)    all income and other material Tax Returns required to have been filed by or with respect to the Second Closing Assets and/or the Company and its operations have been duly and timely filed, and such Tax Returns are complete and correct in all material respects;
(ii)    all material Taxes owed by or with respect to the Company, the Company’s assets or the Second Closing Assets that have become due and payable have been timely paid (whether or not shown on a Tax Return);
(iii)    the unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto);
(iv)    since the Balance Sheet Date, the Company has not incurred any Liabilities for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice;
(v)    there are no current, pending, or proposed examinations, audits, administrative, or judicial proceedings, claims, assessments, deficiencies, adjustments, levies, or other Claims, in each case, with respect to Taxes or Tax Returns of or with respect to the Company, the Company’s assets, or the Second Closing Assets;
(vi)    there are no Encumbrances on the assets of the Company or the Second Closing Assets for Taxes, other than liens for Taxes not yet due and payable;
(vii)    all Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority;
(viii)    no Claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it or its assets or the Second Closing Assets may be subject to taxation in that jurisdiction;
(ix)    there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company, the Company’s assets, or the Second Closing Assets, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company, the Company’s assets, or the Second Closing Assets, as applicable;
(x)    the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the First Closing Date as a result of: (A) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the First Closing Date for a taxable period ending on or prior to the First Closing Date; (B) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the First Closing Date; (C) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into or created on or prior to the First Closing Date; (D) an installment sale or open transaction disposition made on or prior to the First Closing Date; (E) the cash method of accounting or long-term contract method of accounting utilized prior to the First Closing Date; or (F) a prepaid amount received on or prior to the First Closing Date;
(xi)    the Company is not, nor has it been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar agreement (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes);

(xii)    the Company does not have any liability for the Taxes of any Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (B) as a transferee or successor, or (C) by contract or otherwise; and
(xiii)    the Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of U.S. state or local or non-U.S. Tax law.
(b)    The Company is currently, and has been since its formation, treated as a disregarded entity for U.S. federal income tax purposes, and none of the assets of the Company is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(c)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “excess parachute payment” under Section 280G and Section 4999 of the Code (or any corresponding provision of state, local, or foreign Tax law), whether or not some other subsequent action or event would be required to cause payment, acceleration, or provision to be triggered. There is no Contract, agreement, plan, or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.
(d)    The representations and warranties set forth in Section 6.11(a) relate only to the past activities of the Company and shall not be construed as representations or warranties regarding the availability of any Tax attributes following the First Closing Date.
Section 6.12    Environmental Laws. Except as set forth on Schedule 6.12:
(a)    the Company is, and since its formation has been, in compliance in all material respects with all applicable Environmental Laws, and Nikola and each of its Affiliates are, and since the commencement of the Project have been, in compliance in all material respects with all applicable Environmental Laws in connection with the Project prior to the Pre-Closing Reorganization and the Second Closing Assets;
(b)    there are no Claims pending or, to the Knowledge of PHH Parent, Threatened against the Company or, in connection with the Project prior to the Pre-Closing Reorganization or the Second Closing Assets, Nikola or any of its Affiliates, alleging a violation of or Liability under any Environmental Law;
(c)    none of the Company or, in connection with the Project prior to the Pre-Closing Reorganization or the Second Closing Assets, Nikola or its Affiliates (other than the Company), is subject to any Order, settlement, or outstanding request involving uncompleted, outstanding, or unresolved obligations, Liabilities, or requirements arising under Environmental Law;

(d)    there has been no Release by the Company or any of its Affiliates, or, to the Knowledge of PHH Parent, any other Person, of any Hazardous Substance at, in, on, under, or from any real property currently or, to the Knowledge of PHH Parent, formerly owned, leased, or operated by the Company (or formerly owned, leased, or operated by Nikola or any of its Affiliates (other than the Company) in connection with the Project prior to the Pre-Closing Reorganization), in each case in quantities or concentrations that have required or could reasonably be expected to require remedial or corrective action by the Company, Nikola, or any such Affiliate, or result in a violation by the Company, Nikola, or any such Affiliate of, or give rise to Liability under, any Environmental Laws;
(e)    none of the Company or, in connection with the Project prior to the Pre-Closing Reorganization, Nikola, or any of its Affiliates (other than the Company), has received any written notice asserting any Liability or obligation of the Company, Nikola, or any of such Affiliates, under any applicable Environmental Law with respect to the presence of Hazardous Substances at, under, or Released from any property offsite the real properties owned, leased, or operated by the Company (or formerly owned, leased, or operated by Nikola or any of its Affiliates (other than the Company) in connection with the Project prior to the Pre-Closing Reorganization);
(f)    there has been no exposure of any person to any Hazardous Substance as a result of the operations of the Company or, in connection with the Project prior to the Pre-Closing Reorganization, Nikola, or any of its Affiliates (other than the Company) that has resulted or could reasonably be expected to result in a Liability to the Company, Nikola, or any of such Affiliates under Environmental Law; and
(g)    the Company has furnished or made available to FFI complete and correct copies of all final environmental site assessment reports (including Phase I and Phase II environmental site assessments), all water reports and all other material investigations, studies, and analyses addressing environmental matters (including any noncompliance with or liability arising under applicable Environmental Laws) of Nikola, the Company, and their respective Affiliates or otherwise, in each case that relate to the Project and are in the possession or control of Nikola, the Company, or any of their respective Affiliates.
Section 6.13    Compliance with Laws.
(a)    The Company is, and since the date of its formation has been, in compliance in all material respects with all Laws applicable to the Company, its business, the Real Property, and the Project.
(b)    In connection with the Project prior to the Pre-Closing Reorganization and the Second Closing Assets, Nikola and its Affiliates (other than the Company) were and are in compliance in all material respects with all Laws applicable to such Person since the commencement of the Project until the consummation of the Pre-Closing Reorganization and thereafter with respect to the Second Closing Assets.
Section 6.14    Permits and Water.
(a)    Schedule 6.14(a)(i) sets forth a true and correct list of all material Permits, including permits required under Environmental Laws, that are required for the Project as currently contemplated, other than any Permits that may be identified by the FEL 3 Feasibility Study for the front-end engineering and design for the Project, the Supplemental Phase 1 Environmental Study for the Project, and any further environmental studies made necessary thereby. Schedule 6.14(a)(ii) identifies all Permits for which applications have been filed by the Company or its Affiliates in connection with the Project (and the name of the applicant) and are under review or pending (the “Permit Applications”) as well as all Permits that have been issued to the Company or its Affiliates in connection with the Project, together with the expiration dates for each application filed or issued Permit. All issued Permits are in full force and effect and no suspension or cancellation of any such Permit is being threatened, nor will any of such Permits be affected by the consummation of the transactions described in this Agreement.
(b)    Except as set forth on Schedule 6.14(b), none of the Permits set forth on Schedule 6.14(a) is presently required under applicable Law given the current stage of the Project and its development, and none of the Company nor any of its Affiliates has obtained any such Permits.
(c)    Except as set forth on Schedule 6.14(c), to the Knowledge of PHH Parent, no facts or circumstances exist that would reasonably be expected to prevent the Company from obtaining each of the Permits set forth on Schedule 6.14(a) by the time such Permits are required under applicable Law, without material cost or delay, and without the imposition of any terms or conditions that would have a material adverse impact on the Project or the Company.
(d)    The Company has the legal right pursuant to Arizona Revised Statutes § 45-453 to withdraw and use groundwater from wells located on the Real Property for reasonable and beneficial use in the amount of five thousand five hundred (5,500) gallons per minute of water, which is sufficient to operate the Project (in an amount no less than five hundred and thirty (530) gallons per minute for the first phase of the Project), and groundwater in such amount is physically available beneath the Real Property.
Section 6.15    Sufficiency of Assets; Assets.
(a)    Except as set forth on Schedule 6.15(a), (i) all of the equipment and other items of tangible personal property and tangible assets of the Company, all of the Second Closing Assets, and all improvements that constitute real property under the Laws of the applicable jurisdiction in which they are located, are in a good operating condition and capable of being used for their ordinary purposes (ordinary wear and tear excepted), and are usable in the ordinary course of business; and (ii) the Company has all Rights of Way (and other real property rights) that are necessary for the development of the Project as currently contemplated and taking into account the current state of development of the Project, and as consistent with (A) all applicable Laws, and (B) all Material Contracts.
(b)    The assets comprising the Project that are in existence as of the date hereof (the “Project Assets”) are those set forth in Schedule 6.15(b). The Company has good and valid title to the Project Assets (other than the Second Closing Assets) free and clear of all Encumbrances other than Permitted Encumbrances. Nikola has good and valid title to the Second Closing Assets (other than the Nel Assignment and Assumption Agreements) free and clear of all Encumbrances other than Permitted Encumbrances.

(c)    Neither Nikola nor any of its Affiliates (other than the Company) owns any Project Assets other than the Second Closing Assets.
Section 6.16    Material Contracts.
(a)    Schedule 6.16(a) sets forth the following Contracts to which the Company is a party or by which the assets of the Company are bound (after giving effect to the Pre-Closing Reorganization) or to which Nikola or any of its Affiliates is a party and which relate to (x) the Project or (y) the Second Closing Assets (all such Contracts, collectively, the “Material Contracts”):
(i)    any Contract that relates to or involves future expenditures, receipts, or payments of more than twenty-five thousand dollars ($25,000) in any one (1)-year period or twenty-five thousand dollars ($25,000) in the aggregate;
(ii)    any Contract that involves the acquisition, disposition, or lease of, or an option, Preferential Purchase Right, or other right to acquire, dispose of, or lease, any real property, asset, or personal property involving aggregate payments in excess of twenty-five thousand dollars ($25,000) in any calendar year or twenty-five thousand dollars ($25,000) in the aggregate;
(iii)    any Contract relating to the acquisition (by merger, consolidation, purchase of equity or assets, or otherwise) of any business or Securities of any other Person;
(iv)    any Contract that grants any Encumbrance over any material assets of the Company;
(v)    any Contract that constitutes or contains a swap, option, hedge, future, or similar financial instrument;
(vi)    any Contract that involves any settlement or similar agreement of any actual or Threatened Claim or other dispute;
(vii)    any Contract for which the principal purpose thereof is to provide indemnification of any other Person;
(viii)    any Contract that (A) contains a minimum offtake commitment, “take or pay provision”, or other similar provision, (B) includes non-competition restrictions or other similar restrictions on doing business, or (C) contains “most favored nation” or equivalent preferential pricing terms for the benefit of any third Person;
(ix)    any Contract for the purchase, sale, gathering, treating, storage, transportation, processing, marketing, and/or trading of Hydrogen, oxygen, ammonia, or other chemicals or elements;
(x)    any Contract pursuant to which the Company jointly owns or shares any assets, facilities, or services with any other Person;

(xi)    any Contract pursuant to which the Company (i) has the right to use any material Intellectual Property or Systems of another Person or (ii) has granted to any Person any license to use Intellectual Property owned by the Company;
(xii)    any Contract that constitutes a partnership agreement, limited liability company agreement, joint venture arrangement, profit sharing, or joint development, participation, or similar agreement;
(xiii)    any Contract between the Company, on the one hand, and any Affiliate of the Company or any officer, director, manager, material equityholder, or employee of the Company or any of its Affiliates, on the other hand (each, a “Related Party Agreement”); and
(xiv)    the [*] Agreements.
(b)    Except as set forth on Schedule 6.16(b), (i) the Material Contracts are in full force and effect, (ii) neither the Company (nor, with respect to the Second Closing Assets, Nikola or its Affiliates) nor, to the Knowledge of PHH Parent, any other party to a Material Contract is in material breach, material default, or in material violation thereof, and no event has occurred, which with notice or lapse of time or both, would constitute such a material breach, material default, or material violation thereunder, (iii) all of the Material Contracts are legal, valid, and binding obligations of the Company (or, with respect to the Second Closing Assets, Nikola or its applicable Affiliates) and, to the Knowledge of PHH Parent, the other parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), (iv) neither the Company (nor, with respect to the Second Closing Assets, Nikola or its Affiliates) nor, to the Knowledge of PHH Parent, any other Person that is party to a Material Contract has (A) caused a right to invoke or has received notice of the termination of such Material Contract or (B) exercised or Threatened termination or cancellation rights with respect thereto, and (v) neither the Company nor, with respect to the Second Closing Assets, Nikola or its Affiliates has waived any of its material rights or material benefits under any Material Contract. Nikola has furnished or made available to FFI, or has caused an Affiliate or Representative of Nikola to make available to FFI, true and complete copies of each Material Contract and all amendments, waivers, and modifications thereto.
(c)    Except as set forth on Schedule 6.16(c), none of PHH Parent, the Company, or any of their respective Affiliates has posted, or has any obligation to post, any bonds, letters of credit, cash collateral, guarantees, or other credit support or financial assurances with respect to the Project.
Section 6.17    Affiliate Arrangements.
(a)    Except as set forth on Schedule 6.17, there are no Related Party Agreements.

(b)    None of PHH Parent or its Affiliates (other than the Company) or any of their respective directors, managers, officers, senior management employees, and to the Knowledge of PHH Parent (which, for purposes of this Section 6.17(b), shall require inquiry only with the direct reports of the persons listed in the definition of “Knowledge”) no other employees or any material equityholder, (i) owns any interest in any of the assets of the Company or the Project Assets, directly or indirectly (other than indirect ownership through the ownership of Securities in Nikola and the Second Closing Assets), or otherwise has any right, title, or interest in, to, or under, any material property or material right, tangible or intangible, that is or is currently contemplated to be used by the Company for the Project, (ii) licenses Intellectual Property (either to or from the Company), or (iii) is indebted to or has borrowed money from or lent money to, the Company.
Section 6.18    Financial Statements; Undisclosed Liabilities.
(a)    Schedule 6.18(a) sets forth a true and complete copy of the unaudited balance sheet of the Company as of May 31, 2023 (such balance sheet, the “Balance Sheet”, and such date, the “Balance Sheet Date”). Such financial statements are collectively referred to as the “Financial Statements”.
(b)    The Financial Statements (i) present fairly in all material respects the financial position (as to customary balance sheet items) of the Company at the date indicated, (ii) were prepared in accordance with GAAP, consistently applied (except that the Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments), and (iii) were derived from the books and records of the Company, which books and records are accurate and complete in all material respects.
(c)    Except as set forth on Schedule 6.18(c), the Company does not have any Liabilities except for (i) Liabilities reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, (ii) Liabilities reflected in the Pre-FID Budget, (iii) Liabilities incurred after the Balance Sheet Date in the ordinary course of business and which are not, individually or in the aggregate, material in amount and do not result from breach or violation of any Contract, Permit, or Law, (iv) Liabilities pursuant to the terms of the Material Contracts (other than such Liabilities arising from a breach thereof), and (v) Liabilities expressly provided for under this Agreement.
(d)    Except as set forth on Schedule 6.18(d), (i) the Company does not have any indebtedness for borrowed money and (ii) there are not any authorizations for expenditure or other unpaid capital expenditures which the Company (or, with respect to the Project, Nikola or its Affiliates) has incurred or agreed to pay other than as set forth in the Pre-FID Budget.
Section 6.19    Absence of Certain Changes or Events. Since December 31, 2022, except as set forth on Schedule 6.19: (a) the Company has (and Nikola and its other Affiliates in connection with the Project prior to the Pre-Closing Reorganization and the Second Closing Assets have) conducted its business, including the development of the Project, in the ordinary course of business in all material respects, (b) the Company (and Nikola and its other Affiliates in connection with the Project prior to the Pre-Closing Reorganization and the Second Closing Assets) has not (i) made any material change in any method of accounting or accounting policies, or (ii) instituted or settled any material Claim or Proceeding, or (iii) delayed or postponed, for a period of greater than thirty (30) days past the due date thereof, the payment of any Liabilities in excess of one hundred thousand dollars ($100,000) that are related to the business of the Company or otherwise related to the Project, and none of PHH Parent or any of its other Affiliates has instituted or settled any material Claim or Proceeding relating to the Project or delayed or postponed, for a period of greater than thirty (30) days past the due date thereof, the payment of any Liabilities in excess of one hundred thousand dollars ($100,000) that are related to the Project, and (c) there has not been any event, effect, development, circumstance, or occurrence that has had or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and no Material Adverse Effect has occurred and is continuing.
Section 6.20    Employee Matters. The Company (a) does not have and has not at any time had any employees or other individual service providers, has not at any time made employment offers to any Person, and has no liability with respect to any employees, individual service providers, or employment-related matters; (b) does not maintain, sponsor, contribute to, and is not required or obligated to contribute to, and is not a party to any, and has not at any time maintained, sponsored, or contributed to or been required to contribute to any, Employee Benefit Plan or related trusts; and (c) does not have and has not at any time had liability with respect to any Employee Benefit Plan or any other plan or arrangement providing for employee benefits or compensation. None of the Company or any of its respective ERISA Affiliates has maintained, sponsored, or contributed to, has an obligation to contribute to or has or reasonably expects to have any liability (including but not limited to contingent liability) with respect to any Employee Benefit Plan that is subject to Title IV of ERISA (including but not limited to a multiemployer plan, as defined in Section 3(37) of ERISA). There are no Controlled Group Liabilities that could be, or could reasonably be expected to become, liabilities of the Company following the First Closing Date. There is no pending, and there has not been any threatened, strike, slowdown, work stoppage, lockout, or other labor dispute relating to any Person providing services for or on behalf of the Company.
Section 6.21    Records. All books and records of the Company and the Project are being maintained and have been maintained by PHH Parent and its Affiliates in accordance with applicable Laws in all material respects and in the ordinary course of business consistent with past practices. PHH Parent has made available to FFI true and complete copies of the Organizational Documents of the Company and all authorizing resolutions, consents, and minutes from all of the board and member meetings of the Company.
Section 6.22    Sanctions; Anti-Corruption Laws.
(a)    Neither the Company, nor any of its Affiliates, is the target of any sanctions lists pursuant to Sanctions and Export Control Laws. Neither the Company, nor any of its Affiliates, intends to disclose or share any equipment, software, and/or technical data or technology with FFI that are subject to any Sanctions and Export Control Laws.
(b)    In relation to the activities or transactions contemplated by the Pre-Closing Reorganization Documents, this Agreement, and the other Transaction Documents to which the Company or any of its Affiliates are or will be a party as of the applicable Closing, neither the Company nor any of its Affiliates, nor any of their respective personnel, has violated, or will violate, or will cause the other Party or its Affiliates to violate, any Applicable Anti-Corruption Laws.

Section 6.23    CFIUS. Neither the Company nor any of its Affiliates engages in (a) the design, fabrication, development, testing, production, or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
Section 6.24    Insurance. Schedule 6.24 sets forth, as of the applicable Closing, the insurance policies placed by or on behalf of the Company or otherwise for the benefit of the Project and the amounts and scope of coverage thereof (the “Insurance Policies”). Each Insurance Policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Except as set forth on Schedule 6.24, no Claim relating to the Company, the Project, or any of the assets of the Company is outstanding under any of the Insurance Policies, and no carrier of any such policy has asserted any denial of coverage. None of PHH Parent, the Company, or any of their respective Affiliates has received notice of cancellation or, to the Knowledge of PHH Parent, any Threatened cancellation of any of the Insurance Policies or of any premium increase or alteration of coverage with respect to any Insurance Policies. Except as set forth on Schedule 6.24, the Company is the sole named insured under each of the Insurance Policies.
Section 6.25    Data Privacy and Security. The Company and, to the Knowledge of PHH Parent, all Affiliates, vendors, processors, or other Third Parties Processing or otherwise accessing, or sharing Personal Information by or on behalf of the Company (“Data Partners”), comply and have at all times complied in all material respects with all Privacy Requirements and published policies, notices, and statements relating to Personal Information applicable to the Company. No Personal Information in the possession or control of the Company, or to the Knowledge of PHH Parent, any Data Partner, has been subject to any material data or security breach or unauthorized access, disclosure, use, loss, denial, or loss of use, alteration, destruction, compromise, or unauthorized Processing (a “Security Incident”), and there have been no facts or circumstances that would require the Company to notify any Governmental Authority or other Person of any Security Incident. The Company has not received any notice, request, Claim, demand, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person of, and there has not been any Proceedings or other enforcement actions (including any fines or other sanctions) relating to, any actual, alleged, or suspected Security Incident or violation of any of the Privacy Requirements involving Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company.
Section 6.26    Intellectual Property.
(a)    Schedule 6.26(a) sets forth a complete and accurate list, identifying as applicable the owner, title, jurisdiction, and application and issue dates, of (i) all issued patents, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing, (ii) domain names, and (iii) material proprietary software and material know-how, in each case, that are owned by the Company. With respect to each item identified on

Schedule 6.26(a), (x) the item is subsisting and has not been adjudged invalid, and (y) the item has not been abandoned or cancelled. The Company is the sole and exclusive owner and possesses all right, title, and interest in and to all Intellectual Property that it owns or purports to own (the “Company Intellectual Property”), free and clear of any Encumbrances other than Permitted Encumbrances. The Company owns or possesses a valid license to use all Intellectual Property necessary for the conduct of the business as currently conducted (and as conducted by PHH Parent and its other Affiliates prior to the Pre-Closing Reorganization or with respect to the Second Closing Assets) and for the Project, given the state of development of the Project. None of PHH Parent or its Affiliates (other than the Company) owns any Intellectual Property that is necessary for any such activities.
(b)    The conduct of the business of the Company as currently conducted does not, and is not reasonably expected to, infringe, misappropriate, dilute, or otherwise violate any Person’s Intellectual Property, and no Claims of such infringement or other violation are pending, or, to the Knowledge of PHH Parent, Threatened, against the Company, and no such Claims have been filed. To the Knowledge of PHH Parent, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Affiliates, and no Claims of such infringement or other violation are pending or Threatened against any Person by the Company.
(c)    The Company has maintained, and currently maintains, commercially reasonable practices to (i) protect the confidentiality of any material confidential information, trade secrets, and other proprietary information owned by it or for which it has an obligation to any Person to maintain the confidentiality of such information and trade secrets; and (ii) protect the ownership of any inventions or improvements developed by or for the Company. The Company is not in breach of, and has not breached, any written obligations or undertakings of confidentiality which it owes or has owed to any other Person.
Section 6.27    Information Technology. The Systems are reasonably sufficient for the needs of the Company as currently conducted and for the Project, given the state of development of the Project. There has been no material failure or other material substandard performance of any System that has caused a material disruption to the Company except that has been remedied in all material respects. The Company is not reliant upon any Systems of Nikola or any of its Affiliates (other than the Company).
Section 6.28    Securities Matters. Except as set forth on Schedule 6.28, none of the Company or any of its Affiliates, or any of its or their respective partners, members, directors, officers, managers or senior management employees or, to the Knowledge of PHH Parent (which, for purposes of this Section 6.28, shall require inquiry only with the direct reports of the persons listed in the definition of “Knowledge”), any of its or their respective material equityholders or other employees:
(a)    has been either (x) convicted, within the past ten (10) years, of any felony or misdemeanor, or (y) the subject of any Order, judgment, or decree of any Governmental Authority, that was entered within the prior five (5) years and restrains, enjoins, or otherwise bars any such Persons from engaging or continuing to engage in any conduct or practice, that, in any such case:

(i)    arose in connection with the purchase or sale of any Securities;
(ii)    involved the making of any false filing with the Securities Exchange Commission or any other Governmental Authority; or
(iii)    arose out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, or paid solicitor of purchasers of Securities;
(b)    has been the subject of a final Order of a state securities commission (or an agency or officer of a state performing a similar function), a state authority that supervises or examines banks, savings associations, or credit unions, a state insurance commission (or an agency or officer of a state performing a similar function), any U.S. federal banking agency, the U.S. Commodity Futures Trading Commission, or the U.S. National Credit Union Administration, that, in any such case:
(i)    restrains, enjoins, or otherwise bars any such Persons from:
(A)    association with an entity regulated by such commission, authority, agency, or officer;
(B)    engaging in the business of securities, insurance, or banking; or
(C)    engaging in savings association or credit union activities; or
(ii)    constitutes a final Order based on a violation of any Law or regulation that prohibits fraudulent, manipulative, or deceptive conduct and which Order was entered within the past ten (10) years;
(c)    has been the subject to an Order of the Securities Exchange Commission or any other Governmental Authority that:
(i)    suspends or revokes any such Persons’ registration as a broker, dealer, municipal securities dealer, or investment adviser;
(ii)    imposes any limitations on any such Persons’ activities, functions, or operations, or imposes civil money penalties on any such Persons; or
(iii)    restrains, enjoins, or otherwise bars any such Persons’ from being associated with any entity or from participating in the offering of any penny stock;
(d)    has been subject to any Order of the Securities Exchange Commission or any other Governmental Authority that was entered within the past five (5) years and orders any such Persons to cease and desist from committing or causing a violation or future violation of:

(i)    any anti-fraud provision of federal securities Laws or regulations; or
(ii)    Section 5 of the Securities Act;
(e)    has been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act, or omission to act, that constituted conduct inconsistent with just and equitable principles of trade;
(f)    has been subject to a U.S. Postal Service false representation order that was entered within the past five (5) years, or to a temporary restraining order or other Order or preliminary injunction with respect to conduct alleged by the U.S. Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations;
(g)    is or has been subject to any of the “bad actor” disqualifications described in Rule 506(d) of the Securities Act; or
(h)    is the subject of any ongoing Proceeding or Claim that if, resolved against such Person, could result in any of the foregoing.
Section 6.29    Energy Regulatory Matters.
(a)    The Company is not subject to regulation (i) by the Federal Energy Regulatory Commission under the Federal Power Act, the Public Utility Holding Company Act of 2005, the Natural Gas Act, the Natural Gas Policy Act of 1978, or the Interstate Commerce Act, each as amended from time to time, or (ii) as a utility, utility holding company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder. Prior authorization from the Federal Energy Regulatory Commission is not required under Section 203 of the Federal Power Act, and including the Federal Energy Regulatory Commission’s regulations thereunder, for the performance and consummation of the transaction contemplated by this Agreement.
(b)    None of Nikola, PHH Parent, the Company, nor any other Person has made any filing with the Federal Energy Regulatory Commission, the Department of Energy (other than the DOE LPO Application and Guarantee), or any state utility commission that would subject the Company or the Project to the jurisdiction of such entity.
(c)    Neither the Company, Nikola, PHH Parent, nor any of their respective Affiliates in connection with the Project, is subject to a pending or threatened complaint or investigation proceeding, public or non-public, from the Federal Energy Regulatory Commission, the Department of Energy, or any state utility commission.
Section 6.30    Pre-Closing Reorganization. Nikola, PHH Parent, and the Company and their respective Affiliates have effected the Pre-Closing Reorganization and taken all steps and actions reasonably necessary in connection therewith to consummate the transactions contemplated by the Pre-Closing Reorganization. The Pre-Closing Reorganization has resulted in the valid transfer of the assets subject thereto, and the Company has delivered evidence satisfactory to FFI in its sole discretion that the Pre-Closing Reorganization has been consummated in accordance with the terms of the Pre-Closing Reorganization, the Pre-Closing Reorganization Documents, and this Agreement. The representations and warranties of PHH Parent and Nikola in Article V, this Article VI, and Article VII are made after giving effect to the Pre-Closing Reorganization.
Section 6.31    No Reliance; No Further Representations or Warranties.
(a)    None of FFI, its Affiliates, or its or their respective Representatives will have or be subject to any liability or indemnification obligation to Nikola, PHH Parent, any of their respective Affiliates, or any of its or their respective Representatives or any other Person as a result of any statement, representation, or warranty contained made by FFI, its Affiliates, or any of their respective Representatives in connection with or in expectation of the transactions contemplated by this Agreement, and none of Nikola, PHH Parent, any of their respective Affiliates or Representatives, or any other Person has relied on any express or implied statement, representation, or warranty of any nature, whether in writing, orally, or otherwise, made by or on behalf of or imputed to FFI, its Affiliates, or any of its or their respective Representatives in connection with or in expectation of the transactions contemplated by this Agreement, except in each case with respect to the representations and warranties expressly set forth set forth in Article IV.
(b)    THE REPRESENTATIONS AND WARRANTIES BY PHH PARENT AND NIKOLA IN ARTICLE V, THIS ARTICLE VI, AND ARTICLE VII CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF PHH PARENT AND NIKOLA, AS APPLICABLE, TO FFI IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND FFI UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES BY PHH PARENT OR NIKOLA IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OF ANY KIND, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY PHH PARENT AND NIKOLA.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF NIKOLA
Nikola hereby represents and warrants to FFI as follows:
Section 7.1    Incorporation. Each of Nikola and its Subsidiaries (a) is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its organization, (b) has all necessary entity power to enter into and carry out its obligations under the Pre-Closing Reorganization Documents, this Agreement, and any other Transaction Document to which it is or will be a party as of the applicable Closing, and (c) has all requisite organizational power and authority under its Organizational Documents to conduct its business as it is now being conducted and to own or use the properties and assets that it owns or uses.
Section 7.2    Authority. The execution, delivery, and performance by each of Nikola and its Subsidiaries, as applicable, of the Pre-Closing Reorganization Documents, this Agreement, and all other Transaction Documents to which it is a party as of the applicable Closing and the performance by Nikola and its applicable Subsidiaries under the Pre-Closing Reorganization Documents, this Agreement, and all such other Transaction Documents has been duly authorized by all requisite corporate, limited liability company, or limited partnership action on the part of Nikola and its applicable Subsidiaries. The Pre-Closing Reorganization Documents, this Agreement, and all such other Transaction Documents have been duly executed and delivered by Nikola and its applicable Subsidiaries, and (assuming due authorization, execution, and delivery by the other parties thereto) constitute legal, valid, and binding obligations (except that, in the case of the Offtake Term Sheet, only those provisions expressly agreed therein to be binding shall constitute legal, valid and binding obligations) of Nikola and its applicable Subsidiaries, enforceable against Nikola or such Subsidiary in accordance with their respective terms, subject to (a) the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, (b) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability, and (c) the fact that the rights to indemnification under this Agreement may be limited by United States federal or state securities Laws.
Section 7.3    No Conflicts. The execution, delivery, and performance by each of Nikola and its Subsidiaries, as applicable, of the Pre-Closing Reorganization Documents, this Agreement, and any other Transaction Documents to which it is a party as of the applicable Closing do not and will not (a) violate or conflict with any of the Organizational Documents of Nikola or its applicable Subsidiaries, (b) violate or conflict with any Law applicable to Nikola or its applicable Subsidiaries, or any of their respective assets or properties, (c) require any consent, approval, authorization, or other action by, or any filing with or notification to, any Governmental Authority or any Third Party, or (d) breach, conflict with, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Nikola or any of its applicable Subsidiaries is a party except in the case of clauses (b) and (d) for such violations, breaches, conflicts, or defaults (or rights of termination, cancellation, or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Nikola’s or such Subsidiary’s ability to perform its obligations thereunder, hereunder, or under any other Transaction Documents to which it is or will be a party as of the applicable Closing. As of the applicable Closing, Nikola and its applicable Subsidiaries have performed all of their respective obligations (if any) under the Pre-Closing Reorganization Documents in all material respects and are not in default of any provision of the Pre-Closing Reorganization Documents.
Section 7.4    Legal Proceedings. Except as set forth in Schedule 7.4, (a) there are no Proceedings pending against Nikola or its Subsidiaries that challenge, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the transactions contemplated by this Agreement or any other Transaction Documents; (b) to the Knowledge of Nikola, no Proceeding of the types referenced above in this Section 7.4 has been Threatened; and (c) there is no Order or Proceeding restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Documents by Nikola and/or its Subsidiaries or which, if determined adversely to Nikola or any of its Subsidiaries, would reasonably be expected to have a material adverse effect on Nikola’s ability to perform its obligations under this Agreement or any other Transaction Documents to which Nikola or its Subsidiaries, as applicable, is a party as of the applicable Closing.

Section 7.5    Bankruptcy. There are no bankruptcy, insolvency, receivership, reorganization, or similar Proceedings pending, being contemplated by, or to the Knowledge of Nikola Threatened against Nikola or any of its Subsidiaries. None of Nikola or any of its Subsidiaries is Insolvent or will be rendered Insolvent by the transactions contemplated by this Agreement.
Section 7.6    Sanctions; Anti-Corruption Laws.
(a)    Neither Nikola nor any of its Affiliates is the target of any sanctions lists pursuant to Sanctions and Export Control Laws. Neither Nikola nor any of its Affiliates intends to disclose or share any equipment, software, and/or technical data or technology with FFI that are subject to any Sanctions and Export Control Laws.
(b)    In relation to the activities or transactions contemplated by the Pre-Closing Reorganization Documents, this Agreement, and the other Transaction Documents to which Nikola is or will be a party as of the applicable Closing, neither Nikola nor any of its Affiliates, nor any of their respective personnel, has violated, or will violate, or will cause any other Party or its Affiliates to violate, any Applicable Anti-Corruption Laws.
ARTICLE VIII
COVENANTS
Section 8.1    Tax Treatment.
(a)    FFI and Nikola agree to allocate the Total Purchase Price and any other items properly treated as consideration among the assets of the Company and the Second Closing Assets under Section 1060 of the Code in accordance with the allocation of such purchase price set forth on Exhibit D. FFI and Nikola shall use commercially reasonable efforts to update the allocation in accordance with Section 1060 of the Code following any adjustment to the Total Purchase Price pursuant to this Agreement. FFI and Nikola and their respective Affiliates, as applicable, shall report consistently with the allocation, as adjusted, on all Tax Returns, and neither FFI nor Nikola shall take any position on any Tax Return that is inconsistent with the allocation, as adjusted, unless required by applicable Law; provided, that neither FFI nor Nikola, nor their respective Affiliates, as applicable, shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.
(b)    For purposes of determining the Taxes allocable to a Pre-Closing Tax Period: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the First Closing Date (or the Second Closing Date with respect to the Second Closing Assets).

(c)    Notwithstanding the foregoing, any Transfer Taxes that may be payable with respect to the transfer of the Subject Interests or the Second Closing Assets pursuant to this Agreement shall be borne by PHH Parent and Nikola, as applicable. Each of PHH Parent and Nikola hereby agrees to file in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts for which PHH Parent or Nikola, as applicable, is so liable. PHH Parent or Nikola, as applicable, shall provide FFI with evidence satisfactory to FFI that such Transfer Taxes have been paid by PHH Parent or Nikola, as applicable.
(d)    PHH Parent or Nikola shall prepare all Tax Returns with respect to the Company, the Company’s assets or the Second Closing Assets, as applicable, for a Tax period ending on or before the First Closing Date or the Second Closing Date, as applicable, and shall pay, or cause to be paid, all Taxes shown as due on such Tax Returns. All such Tax Returns shall be prepared and filed in a manner consistent with the prior practice of PHH Parent or Nikola, except as required by applicable Law. Reasonably in advance of the due date for filing such Tax Return, PHH Parent or Nikola shall (i) provide FFI with a copy of such Tax Return for FFI’s review and comment and (ii) consider in good faith any reasonable comment on such Tax Returns submitted timely by FFI and (iii) timely file (or cause to be filed) such Tax Return. PHH Parent, Nikola and FFI agree that for applicable income Tax purposes, all costs and expenses incurred by the Company in connection with this Agreement, including any costs and expenses incurred as a result of or in connection with the execution and consummation of the Pre-Closing Reorganization, to the extent deductible by the Company, shall be treated as allocable to the Pre-Closing Tax Period.
(e)    In the event FFI or any FFI Affiliate receives any notice of a pending or threatened Tax Proceeding against or with respect to the Company or the Second Closing Assets for any Pre-Closing Tax Period or Straddle Period for which PHH Parent or Nikola may be primarily responsible for any liabilities resulting from such Tax Proceeding hereunder or under applicable Law (a “Pre-Closing Tax Proceeding”), FFI shall promptly notify PHH Parent and Nikola within ten (10) Business Days of the receipt of such notice; provided, that the failure to provide such notice shall not release PHH Parent or Nikola from any of its obligations hereunder, except to the extent that they are materially prejudiced thereby. PHH Parent or Nikola shall have the right to control and conduct any such Pre-Closing Tax Proceeding and to employ counsel of its choice, at PHH Parent’s or Nikola’s sole cost and expense. FFI shall have the right to participate in any such Pre-Closing Tax Proceeding at its own expense. FFI shall control any Tax Proceedings other than a Pre-Closing Tax Proceeding; provided, that PHH Parent shall have the right to participate in any such Tax Proceeding to the extent PHH Parent or Nikola may be responsible for any liabilities (other than immaterial liabilities) resulting from such Tax Proceeding. This Section 8.1(e) shall govern in the event of any conflict with the provisions of Article XI, including Section 11.10.
(f)    FFI, PHH Parent and Nikola agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes of the Company, the Company’s assets, and the Second Closing Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by FFI, PHH Parent or Nikola, the making of any election relating to such Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit, or proceeding relating to any such Tax. Each of FFI, PHH Parent, and Nikola shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the First Closing Date (or the Second Closing Date in the case of Taxes with respect to the Second Closing Assets).
Section 8.2    Incomplete Transfer. If, following the applicable Closing, any right, property, or asset primarily pertaining to the Project is found to have been retained by Nikola or any of its Affiliates, or if Nikola or any of its Affiliates receives any correspondence or communication intended for the Company, then Nikola shall promptly transfer or deliver, or cause to be transferred or delivered, all or the applicable portion of such right, property, asset, correspondence, or communication to the Company, as directed, and on such terms and conditions approved, by the Company and in any such case at Nikola’s expense; provided, that Nikola may redact any information to the extent not primarily pertaining to the Project.
Section 8.3    Deferred Assets. From and after the First Closing, with respect to the Nel Assignment and Assumption Agreements and each Contract that constitutes a Deferred Asset as of the First Closing:
(a)    Nikola and PHH Parent shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take such actions as may be necessary or requested (but without any obligation to make any expenditures or payments or grant any accommodation (financial or otherwise) to such counterparty) in order to obtain, as promptly as practicable after the First Closing, consent from the counterparty to such Contract for the assignment or novation to the Company of such Contract;
(b)    FFI shall reasonably cooperate with Nikola, PHH Parent, and their respective Affiliates in obtaining such consent (but without any obligation to make any expenditures or payments or grant any accommodation (financial or otherwise) to such counterparty); and
(c)    Nikola and PHH Parent shall, and shall cause their respective Affiliates to, provide FFI with (i) the opportunity to participate in all meetings, teleconferences, and correspondence with the counterparty to such Contract, any of its Affiliates, or any of their Representatives (including, in respect of the Nel Contract, the Nel Engineering PO or the Nel Equipment PO, any such meetings, teleconferences, and/or correspondence relating to the Nel Assignment and Assumption Agreements) and (ii) unredacted copies of all drafts, reports, instruments, notices, written communications, and other documents and information delivered to or received from such counterparty or any of its Affiliates or any of their respective Representatives;
provided, that the consent of FFI (which may be withheld in its sole discretion) shall be required for the Company to enter into any Contract in respect of a Deferred Asset or the Nel Assignment and Assumption Agreements and any Contract for the purpose of providing services, warranties and/or indemnities, or credit support to the Company in respect of such Deferred Asset or any related assets.
Section 8.4    Nel Assignment and Assumption Agreements. Without limitation of the generality of Section 8.3, each of FFI and Nikola shall (and Nikola shall cause its Affiliates to), from the First Closing Date through the Second Closing (or, if earlier, the date on which the obligation to consummate the Second Closing is terminated pursuant to Article XII), use commercially reasonable efforts to take all actions reasonably necessary to amend and novate the

Nel Engineering PO and the Nel Equipment PO from Nikola Motor Company LLC and Nikola, as applicable, to the Company in respect of the Electrolyzer Assets, in each case on such terms as may be agreed by FFI and Nel and in such form and substance as may be satisfactory to FFI in its sole discretion (all such documentation to effect such amendment, assignment and novation in accordance with this Section 8.4, including any amendments to the Nel Engineering PO and the Nel Equipment PO and any assignment and assumption agreements, collectively, the “Nel Assignment and Assumption Agreements”). Notwithstanding anything to the contrary in this Agreement, [*] shall bear and be responsible for up to $[*] of payments to be made to Nel in connection with the Nel Assignment and Assumption Agreements in respect of the increase in the cost of the Electrolyzer Assets, the increased liquidated damages threshold and the extension of the expiration date of certain warranties relating to the Electrolyzer Assets from January 1, 2026 to January 1, 2027 (collectively, the “[*]”).
Section 8.5    Interim Covenants. Without limitation of the generality of Section 8.3 or Section 8.4, from the First Closing through the Second Closing (or, if earlier, the date on which the obligation to consummate the Second Closing is terminated pursuant to Article XII), except as expressly required or permitted hereby, required by applicable Law, consented to by FFI or as set forth in Schedule 8.5:
(a)    Nikola shall and shall cause its Subsidiaries to:
(i)    own, store, regularly inspect, maintain, repair, and insure the Second Closing Assets in the ordinary course of business and in accordance with Good Management Practices;
(ii)    use commercially reasonable efforts to maintain in full force and effect each Contract that constitutes a Second Closing Asset and/or Deferred Asset in accordance with the terms of such Contract;
(iii)    maintain all books and records relating to the Second Closing Assets and other Deferred Assets in the ordinary course of business and in a manner separate from the books and records of the other businesses of Nikola and its Affiliates; and
(iv)    subject to Section 8.5(b)(iv), timely pay all reasonable payments, costs, and expenditures and timely perform all other acts that are reasonably necessary to own, hold, and maintain the Second Closing Assets and the Deferred Assets and the rights of Nikola and its Affiliates in and to the Second Closing Assets and the Deferred Assets; and
(b)    Nikola shall not, and shall cause its Subsidiaries not to:
(i)    dispose of, sell, lease, license, transfer, distribute, assign, permit to lapse, dedicate to the public, mortgage, hypothecate or otherwise Encumber (other than a Permitted Encumbrance), grant or create a Preferential Purchase Right on any portion of or abandon, in any such case, any Second Closing Asset or other Deferred Asset;

(ii)    modify, amend, terminate, cancel, intentionally and expressly waive or release any material rights under, or Encumber, novate, sell, transfer, license, assign or otherwise dispose of any Contract that constitutes a Second Closing Asset and/or Deferred Asset;
(iii)    cancel or fail to maintain the insurance policies applicable to the Second Closing Assets and other Deferred Assets, or materially reduce the amount or scope of any such insurance policies, fail to pay premiums on any such insurance policies, or fail to report any material claims under such insurance policies to the applicable insurance carrier in a reasonably timely matter;
(aiv)    except as expressly contemplated by the Pre-FID Budget, purchase or acquire any asset (including pursuant to the Nel Contract, the Nel Engineering PO, or the Nel Equipment PO) or enter into any Contract that, in any such case, would constitute a Second Closing Asset if owned as of the date of this Agreement; or
(v)    agree or commit to take any of the foregoing actions.
(c)    FFI acknowledges and agrees that: (i) nothing contained in this Section 8.5 shall give FFI, directly or indirectly, the right to control or direct the operations of Nikola or its Affiliates and (ii) prior to the Second Closing, Nikola and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Second Closing Assets and other Deferred Assets.
Section 8.6    Nikola Buyback Right. If a final investment decision (“FID”) in respect of the Project is not achieved (x) if the Second Closing occurs, within one (1) year after the Second Closing, (y) if FFI’s obligation to consummate the Second Closing is terminated (or the Second Closing otherwise does not occur), within one (1) year after the date on which the Company enters into a definitive agreement with a Third Party for the purchase of electrolyzers sufficient for the Project; or (z) because the Company and its Affiliates determine not to pursue the Project, whether or not the Second Closing has occurred (the “Buyback Trigger Date”), then FFI shall notify Nikola within ten (10) Business Days after the Buyback Trigger Date that FID has not occurred (the “Buyback Notice”), and Nikola shall have the right and option (the “Buyback Right”), exercisable in its sole discretion, to purchase all, but not less than all, of the Securities of the Company that, as of such date, are issued and outstanding and held by FFI, its Affiliates or any other member of the Company at such time (collectively, the “Recalled Interest”), in accordance with this Section 8.6:
(a)    If Nikola, acting in its sole discretion, desires to exercise the Buyback Right, it shall deliver to FFI a written and irrevocable notice (the “Buyback Exercise Notice”) within thirty (30) days following the delivery of the Buyback Notice, stating its election to purchase the entire Recalled Interest for a purchase price equal to the greater of (i) the sum of (A) the First Closing Payment plus (B) all costs and expenses incurred by the Company or any of its Affiliates or members after the First Closing in connection with the development of the Project, including, capital expenditures and expenditures related to project financing matters (and fees of counsel, accountants, and other advisors and consultants in connection with the same), and (ii) the fair market value of such Recalled Interest as of the Buyback Trigger Date (the “Buyback Purchase Price”). Such fair market value will be determined by a nationally recognized firm of independent public accountants, acting as an appraiser, as agreed to by FFI and Nikola, acting reasonably; provided, that if FFI and Nikola cannot agree on an appraiser within ten (10) days after the date on which the Buyback Exercise Notice is delivered, then such appraiser shall be selected by FFI.
(b)    The Buyback Exercise Notice shall include a reasonable place and time for the closing of the purchase and sale of the Recalled Interest (the “Buyback Closing”), which shall be not less than ten (10) Business Days nor more than twenty (20) Business Days after the delivery of the Buyback Exercise Notice (and, in any event, no earlier than the determination of the Buyback Purchase Price); provided, that the Buyback Closing shall in no event be required to occur earlier than five (5) days after the receipt of all approvals required from, and the expiration of all waiting periods imposed by, any Governmental Authorities in connection with such transaction, including any clearances and waiting periods under applicable anti-competition Laws, and FFI and Nikola shall use reasonable best efforts to obtain any such approvals as promptly as possible; provided, that in no circumstance shall anything contained in this Agreement be deemed to require FFI or any of its Affiliates to agree to pay any money or agree to undertake or to consider to undertake any action or to provide any efforts with respect to obtaining any such approval or clearance that includes an obligation to litigate with any Governmental Authority or to divest or hold separate any assets or investments of FFI or its Affiliates (including the Company and its Subsidiaries) or to take any other mitigating action that could negatively affect the reputation or other assets or investments of FFI or its Affiliates (including the Company and its Subsidiaries).
(c)    FFI shall, at the closing of any acquisition of the Recalled Interest consummated pursuant to the Buyback Right, represent and warrant to Nikola that (i) it has full right, title, and interest in and to the Recalled Interest held by FFI and its Affiliates; (ii) it has all the necessary power and authority and has taken all necessary action to sell and transfer such Recalled Interest as contemplated by this Section 8.6; (iii) the sale and transfer of such Recalled Interest will not (A) conflict with the Organizational Documents of FFI or its or its Affiliates’ material Contracts or applicable Law or (B) require any consents, approvals, or notifications; (iv) no Proceedings relate to or will prevent or materially delay the sale and transfer of such Recalled Interest; and (v) such Recalled Interest is free and clear of any and all Encumbrances of any nature whatsoever other than transfer restrictions under the Organizational Documents of the Company then in place.
(d)    If FFI effects a Change in Control of the Company or the Company transfers all or substantially all of the Company’s assets to a Third Party transferee, then FFI shall cause the transferee to assume and be bound by the covenants and obligations of FFI set forth in this Section 8.6.
ARTICLE IX
ACCESS; ADVERSE EVENTS
Section 9.1    Access, Inspection, and Inventory Rights. From and after the First Closing Date and up to and through to the earlier to occur of the Second Closing or termination of the obligation to consummate the Second Closing in accordance with Article XII, Nikola shall, and shall cause its Subsidiaries to, afford to FFI and its Representatives reasonable access, during normal business hours on such occasions as FFI may request, to (a) the Second Closing Assets and the Deferred Assets, (b) with respect to any tangible assets comprising such Second

Closing Assets and Deferred Assets, the properties upon which such tangible assets are located, (c) books and records relating to the foregoing and (d) the officers and employees of Nikola and its Affiliates who have responsibility for the Second Closing Assets or the Deferred Assets. Without limitation of the generality of this Section 9.1, the foregoing access shall include the right of FFI from time to time to inspect the tangible assets comprising the Second Closing Assets and the properties upon which such tangible assets are located and conduct one or more physical inventories of the same, to assess the condition of the same, whether any such assets are missing and whether any other discrepancies exist.
Section 9.2    Adverse Events.
(a)    From and after the First Closing Date and up to and through to the earlier to occur of the Second Closing or termination of the obligation to consummate the Second Closing in accordance with Article XII, Nikola shall give written notice to FFI not later than two (2) Business Days after the occurrence (any of the following, an “Adverse Event”) of any (i) emergency with respect to any of the Second Closing Assets or Deferred Assets, (ii) damage to, theft of, destruction of, or Encumbrance in respect of any of the Second Closing Assets or Deferred Assets, including any Material Adverse Asset Condition, or (iii) actual or Threatened Claim, Proceeding or Order that relates to the Second Closing Assets or any Deferred Assets, in each such case together with a reasonably detailed description of such occurrence, all actions taken in respect thereof and Nikola’s best estimate of the cost to cure such Adverse Event such that the applicable assets are restored to a condition reasonably comparable to their condition immediately prior to such Adverse Event.
(b)    If, prior to the Second Closing, Nikola or any of its Affiliates delivers written notice to FFI of an Adverse Event with respect to any of the Second Closing Assets (including pursuant to Section 9.2(a)) or FFI delivers written notice to Nikola of an Adverse Event with respect to any of the Second Closing Assets which FFI discovers or reasonably believes to exist, and such Adverse Event does not constitute a Material Adverse Asset Condition, then (i) if such Adverse Event is curable within sixty (60) days following delivery of such notice, Nikola and its Affiliates shall have the right to attempt to cure such Adverse Event such that the applicable assets are restored to a condition reasonably comparable to their condition immediately prior to such Adverse Event, as determined by FFI acting reasonably (which cure may include, in the case of a damaged or missing electrolyzer stack or balance of stack equipment, the replacement of such electrolyzer stack or balance of stack equipment with a spare); and (ii) if such Adverse Event is not cured in accordance with Section 9.2(b)(i) within such cure period then the Second Closing Payment shall be reduced by an amount equal to the amount necessary to cure such Adverse Event, as mutually agreed by FFI and Nikola. If FFI and Nikola are unable to agree on the amount of the reduction to the Second Closing Payment within sixty (60) days after the expiration of such cure period then such amount will be determined by an independent third-party valuation firm mutually agreed by FFI and Nikola, acting reasonably. Nothing in this Article IX shall limit any remedies available to FFI hereunder in respect of such Adverse Event whether prior to or after the Second Closing and nothing in this Article IX shall limit the right of FFI to terminate the obligation to consummate the Second Closing pursuant to Section 12.1(e).

Section 9.3    Termination for Material Adverse Asset Conditions. If the cost of repair and restoration (excluding any such cost covered by insurance, warranty, third party indemnification or other similar rights) of any Second Closing Assets in respect of any Adverse Event would reasonably be expected to equal or exceed fifteen percent (15%) of the Second Closing Payment (a “Material Adverse Asset Condition”), then FFI shall have the right to terminate the obligation to consummate the Second Closing pursuant to Section 12.1(f).
ARTICLE X
CONDITIONS TO SECOND CLOSING
Section 10.1    Mutual Conditions to Second Closing. The obligation of each Party to consummate the Second Closing is subject to the satisfaction, at or prior to the Second Closing, of the following condition precedent:
(a)    there shall not be any (i) Law in effect restraining, prohibiting, enjoining or otherwise declaring illegal the consummation of any of the transactions contemplated to occur at the Second Closing; (ii) Proceeding before any Governmental Authority seeking (A) to restrain, prohibit, enjoin or declare illegal the consummation of any such transactions or (B) substantial damages in connection with the consummation of any such transactions, or (iii) Order, award or judgment issued by any Governmental Authority that restrains, prohibits, enjoins or declares illegal the consummation of any such transactions.
Section 10.2    FFI’s Conditions to Second Closing. The obligation of FFI to consummate the Second Closing is subject to the satisfaction, at or prior to the Second Closing, of each of the following conditions precedent (any or all of which may be waived by FFI in its sole discretion):
(a)    the representations and warranties made by Nikola set forth in Article VI and Article VII shall be true and correct in all respects at and as of the Second Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date);
(b)    Nikola shall have performed and complied with in all material respects all obligations, covenants and agreements to be performed or complied with by it under this Agreement at or prior to the Second Closing;
(c)    the Nel Assignment and Assumption Agreements shall have been duly executed and delivered by the applicable members of the Nel Group and Nikola, Nikola Energy, and their respective applicable Affiliates;
(d)    no Material Adverse Effect or Material Adverse Asset Condition shall have occurred;
(e)    with respect to any Adverse Event that does not constitute a Material Adverse Asset Condition, any reduction to the Second Closing Payment pursuant to Section 9.2(b) shall have been determined; and
(f)    Nikola shall have terminated the [*] with respect to, and to the extent required in connection with, the storage of the Electrolyzer Assets without any liability on the part of the Company, and the Company shall have entered into a replacement warehouse agreement with a Third Party for the storage of the Electrolyzer Assets in such form and on such terms as are satisfactory to FFI in its sole discretion.
Section 10.3    Nikola’s Conditions to Second Closing. The obligation of Nikola to consummate the Second Closing is subject to the satisfaction, at or prior to the Second Closing, of each of the following conditions precedent (any or all of which may be waived by Nikola in its sole discretion):
(a)    the representations and warranties of FFI set forth in Article IV (other than Section 4.7) shall be true and correct in all respects at and as of the Second Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date);
(b)    FFI shall have performed and complied with, in all material respects, all obligations, covenants and agreements to be performed or complied with by it under this Agreement prior to or on the Second Closing.
ARTICLE XI
ASSUMPTION OF LIABILITIES; INDEMNIFICATION
Section 11.1    FFI Indemnities. Subject to the terms and conditions of this Agreement, from and after the First Closing, FFI shall indemnify and hold harmless the Company and its Affiliates, and its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, agents, and other Representatives (the “Company Indemnitees”) from and against any and all Losses, whether or not relating to Third Person Claims or incurred, directly or indirectly, based upon, arising out of, or resulting from:
(a)    any breach of any representation or warranty made by FFI contained in Article IV or in the officer’s certificate delivered pursuant to Section 3.2(b)(ii)(F); or
(b)    any breach of any of FFI’s covenants or agreements under this Agreement that by their terms contemplate performance in whole or in part after the applicable Closing.
Section 11.2    Nikola Indemnities. Subject to the terms and conditions of this Agreement, from and after the First Closing, Nikola shall indemnify and hold harmless FFI, the Company, and its and their respective Affiliates, and its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, agents, and other Representatives (the “FFI Indemnitees”) from and against any and all Losses, whether or not relating to Third Person Claims or incurred, directly or indirectly, based upon, arising out of, or resulting from:
(a)    any breach of any representation or warranty made by PHH Parent or Nikola contained in this Agreement or in the officer’s certificate delivered pursuant to Section 3.2(b)(ii)(C);
(b)    any breach of any of the covenants or agreements of PHH Parent or Nikola under this Agreement that by their terms contemplate performance in whole or in part after the applicable Closing;

(c)    without duplication of any amounts already paid or taken into account hereunder, any Taxes (i) of the Company or with respect to the Company’s assets with respect to the Pre-Closing Tax Period, (ii) with respect to the Second Closing Assets with respect to the Pre-Closing Tax Period, (iii) attributable to any breach or inaccuracy of any representations or warranties in Section 6.11 or the covenants in Section 8.1, (iv) of PHH Parent or Nikola (including, without limitation, capital gains Taxes arising as a result of the transfer of the Subject Interests or the Second Closing Assets, as applicable) or any of its Affiliates (excluding the Company) for any taxable period, or (v) resulting from the Pre-Closing Reorganization;
(d)    any Claims of any member of the [*] arising out of or relating to the [*], its business, and the Project, including the furtherance of the Project and the [*] Agreements with respect to the Project or any Expansion Project, including claims for indemnification or otherwise by a member of the [*] under any [*]; or
(e)    any Claims arising out of or relating to the Pre-Closing Reorganization or the Pre-Closing Reorganization Documents, and any actions taken (or omitted to be taken) by Nikola, the Company, or any of their respective Affiliates in connection therewith.
Section 11.3    Satisfaction of Indemnity Claims.
(a)    If an FFI Indemnitee is entitled to indemnification hereunder pursuant to Section 11.2(a) for a breach of a representation or warranty, then such FFI Indemnitee shall, without limitation of Section 11.3(h), first seek to recover from the [*] Holdback in accordance with the provisions of this Section 11.3.
(b)    With respect to each claim for indemnification that is resolved in FFI’s (or any other FFI Indemnitee’s) favor during the [*] Holdback Period, whether by final judgment, settlement, or agreement among the applicable Parties (or any Outstanding Claim that is resolved in FFI’s (or any other FFI Indemnitee’s) favor, whether by final judgment, settlement, or agreement among the applicable Parties, after the expiration of the [*] Holdback Period), then, upon such resolution, FFI shall be entitled to permanently retain a portion of the [*] Holdback that is the lesser of (i) the amount required to satisfy such claim in full and (ii) the remaining amount of the [*] Holdback.
(c)    On the fifth Business Day after the date that is twelve (12) months after the First Closing Date, FFI shall pay to PHH Parent an amount equal to [*] percent ([*]%) of the First Closing Payment unless (i) the aggregate then remaining amount of the [*] Holdback (if any) minus (ii) the aggregate amount of all outstanding claims for indemnification that the FFI Indemnitees have then asserted in accordance with Section 11.2 that have not been resolved on or prior to such date is less than [*] percent ([*]%) of the First Closing Payment (in which case FFI shall have no payment obligation).
(d)     On the fifth Business Day after the date that is twelve (12) months after the Second Closing Date, FFI shall pay to PHH Parent an amount equal to [*] percent ([*]%) of the Second Closing Payment unless (i) the aggregate then remaining amount of the [*] Holdback (if any) minus (ii) the aggregate amount of all outstanding claims for indemnification that the FFI Indemnitees have then asserted in accordance with Section 11.2 that have not been resolved on or prior to such date is less than [*] percent ([*]%) of the Second Closing Payment (in which case FFI shall have no payment obligation).

(e)    On the fifth Business Day after the expiration of the [*] Holdback Period, FFI shall pay to PHH Parent and Nikola, as directed by Nikola, the positive difference (if any) of (i) the aggregate then remaining amount of the [*] Holdback (if any) minus (ii) the aggregate amount of all then outstanding claims for indemnification that the FFI Indemnitees asserted in accordance with Section 11.2 that have not been satisfied on or prior to the date on which the [*] Holdback Period expired (the “Outstanding Claims”).
(f)    On the first Business Day after the final resolution of all Outstanding Claims, FFI shall pay to PHH Parent the remaining portion of the [*] Holdback, if any.
(g)    Any amounts payable to PHH Parent or Nikola pursuant to Section 11.3 shall be paid by wire transfer of immediately available funds to such account or accounts as designated by PHH Parent or Nikola, as applicable, not later than three (3) Business Days prior to the date such payment is due.
(h)    For the avoidance of doubt, if an FFI Indemnitee is entitled to indemnification hereunder and the amount of the applicable Loss exceeds the then-remaining amount of the [*] Holdback, such FFI Indemnitee may recover any remaining Losses directly from Nikola.
(i)    FFI may set off, against any amounts that FFI or any of its Affiliates (including the Company) may owe to Nikola, PHH Parent, and/or any of their Affiliates under any of the Transaction Documents or otherwise, any amounts which an FFI Indemnitee is entitled to receive from PHH Parent and/or Nikola pursuant to a claim for indemnification that is resolved in FFI’s (or any other FFI Indemnitee’s) favor hereunder whether by final judgment, settlement or agreement of the Parties.
Section 11.4    Limitations on Indemnification. Notwithstanding any provision of this Agreement to the contrary, the indemnification provided for in Section 11.1 and Section 11.2 shall be subject to the following limitations:
(a)    Nikola shall not be liable to the FFI Indemnitees for indemnification under Section 11.2(a) until the aggregate amount of all Losses sustained by the FFI Indemnitees under Section 11.2(a) exceeds an amount equal to one percent (1.0%) of the Total Purchase Price then paid by FFI (the “Deductible”); provided, however, that the Deductible shall not apply to Losses that are due to or arise out of (i) Fraud or willful and intentional misconduct by Nikola, PHH Parent, or the Company, or (ii) a breach of Fundamental Representations of Nikola or PHH Parent (collectively, the “Nikola Excluded Matters”). The aggregate amount of all Losses for which Nikola shall be liable pursuant to Section 11.2(a) shall not exceed [*] percent ([*]%) of the Total Purchase Price then paid by FFI (the “Cap”); provided, however, that the Cap shall not apply to Losses that are due to or arise out of the Nikola Excluded Matters.
(b)    FFI shall not be liable to the Company Indemnitees for indemnification under Section 11.1(a) until the aggregate amount of all Losses sustained by the Company Indemnitees under Section 11.1(a) exceeds the Deductible; provided, however, that the Deductible shall not apply to Losses that are due to or arise out of (i) FFI’s Fraud or willful and intentional misconduct, or (ii) a breach of Fundamental Representations of FFI (collectively, the “FFI Excluded Matters”). The aggregate amount of all Losses for which FFI shall be liable pursuant to Section 11.1(a) shall not exceed the Cap; provided, however, that the Cap shall not apply to Losses that are due to or arise out of the FFI Excluded Matters.
(c)    Nothing herein shall be deemed to affect an Indemnified Person’s obligation to use commercially reasonable efforts to mitigate any indemnifiable Loss to the extent required by applicable Law.
(d)    The amount of any Losses which are indemnifiable or payable under this Article XI by an Indemnifying Person shall be net of any amounts actually recovered by the Indemnified Person in respect of such Losses under applicable insurance policies or from any other third party alleged to be responsible therefor; provided, that no Indemnified Person shall be required to pursue available insurance or other claims in respect of any Losses for which indemnification or payment is sought under this Article XI. If the Indemnified Person actually recovers any amounts under applicable insurance policies, or from any other third party alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Person, then the Indemnified Person receiving such payment shall promptly reimburse the Indemnifying Person for any portion of such indemnification payment which would not have been payable pursuant to the operation of the immediately preceding sentence had such payment been made after the Indemnified Person had recovered such other amount, net of any expenses reasonably incurred by such Indemnified Person in collecting such amount (including any deductible amounts, attorney’s fees, and any increased insurance premiums). If the Indemnified Person receives payment from an Indemnifying Person in respect of any Losses that fully compensates for such Loss and the Indemnified Person would reasonably have been expected to have been able to recover all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Person, the Indemnified Person shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Person to recover from such third party the amount of such indemnification payment.
(e)    No Indemnifying Person shall be liable under this Article XI for Losses that are for special or consequential damages, lost profits, lost opportunity, or lost revenue, or damages based on a multiple, or for Losses which are exemplary, except, in each case, (i) to the extent any such Losses are for the reasonably foreseeable result of the applicable breach of this Agreement, (ii) in the case of Fraud or willful and intentional misconduct, or (iii) to the extent an Indemnified Person pays to a Third Party any such Losses that are awarded to such Third Party, in each of which case such Losses shall be recoverable by such Indemnified Person pursuant to the applicable indemnity set forth in this Article XI.
(f)    An Indemnified Person shall be entitled to seek recovery under such provisions of this Agreement that maximize its recovery (e.g., if Losses would be time barred under Section 11.6(a) if a Claim were made under one provision but would not be time barred if made under another provision or if Losses would not be recoverable under Section 11.2(a) as a result of a dollar limitation but would be recoverable under the indemnification included in Section 11.2(d) without such dollar limitation, then the Indemnified Person may seek recovery under the provision that is not time barred or not subject to limitation) but in no event will an Indemnified Person be entitled to double recovery in respect of any particular Losses.

Section 11.5    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except as with respect to Fraud or willful and intentional misconduct of a Party, this Article XI contains the Parties’ exclusive remedies against each other (whether in contract or tort) with respect to the transactions contemplated by this Agreement, including breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement; provided, that for the avoidance of doubt, this Article XI shall not limit or otherwise be in lieu of any remedies available to Nikola, FFI, the Company, or any of their respective Affiliates, under any other Transaction Documents or any applicable Law in respect of the transactions contemplated thereby or any remedies available to FFI in the event that Nikola or its Affiliates becomes Bankrupt or Insolvent after a Closing.
Section 11.6    Survival.
(a)    The Fundamental Representations of each Party shall survive each Closing without time limitation, the representations and warranties of PHH Parent and Nikola set forth in Section 6.11 shall survive each Closing and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (including any applicable extensions), and the other representations and warranties of each Party shall survive the applicable Closing for a period of eighteen (18) months after such Closing (it being understood and agreed that the same representation and warranty may have separate survival periods commencing with each of the First Closing and the Second Closing notwithstanding the expiration of such representation and warranty following the First Closing (in respect of the First Closing) and prior to the Second Closing). Those covenants and agreements that by their terms contemplate performance in whole or in part prior to or at a Closing shall not survive such Closing, and those covenants and agreements that by their terms contemplated performance in whole or in part after a Closing shall survive such Closing (but only to the extent such covenants or agreements by their terms contemplated performance after such Closing). Subject to the foregoing, the remainder of this Agreement shall survive each Closing without time limitation. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration except with respect to any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(b)    The indemnities in Section 11.1(a) and Section 11.2(a) shall terminate as of the final termination date of each respective representation or warranty that is subject to indemnification. The indemnities set forth in Section 11.1(b) and Section 11.2(b) shall terminate thirty (30) days after such covenants or agreements have been fully performed, and the indemnities set forth in Section 11.2(c), Section 11.2(d), and Section 11.2(e) shall survive the First Closing and the Second Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in this Article XI if such bona fide claim is asserted prior to the date of termination for the applicable indemnity.
Section 11.7    Materiality. For purposes of this Article XI, any Loss resulting from any breach or inaccuracy in the representations and warranties under this Agreement shall be determined without regard to any materiality qualifiers in or affecting such representations or warranties (provided, however, that the references to Material Adverse Effect in Section 6.19(c) shall not be disregarded).

Section 11.8    Adjustments to the Closing Payment. All indemnification payments made pursuant to this Article XI shall be treated, for U.S. federal income tax purposes, as adjustments to the First Closing Payment or Second Closing Payment, as applicable, paid by FFI for the Subject Interests and the Second Closing Assets, respectively, to the extent permitted by applicable Law.
Section 11.9    Reliance on Agreement. Each Party hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of any other Party, and regardless of the results of any such investigation, such other Party has entered into the transactions contemplated by this Agreement in express reliance upon the representations, warranties, and covenants of such Party made in this Agreement. Accordingly, the rights of a Party to indemnification or any other remedy under this Agreement shall not be impacted or limited by any actual, constructive, or imputed knowledge that such Party or any of its Affiliates may have acquired, or could have acquired, whether before or after a Closing, nor by any investigation or diligence by or on behalf of such Party or any of its Affiliates or other Representatives.
Section 11.10    Indemnification Procedures. All claims for indemnification under this Article XI shall be asserted and resolved as follows:
(a)    For purposes of this Agreement, (i) the term “Indemnifying Person” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Losses pursuant to this Article XI and (ii) the term “Indemnified Person” when used in connection with particular Losses shall mean the Person or Persons having the right to be indemnified with respect to such Losses by another Party pursuant to this Article XI.
(b)    To make a claim for indemnification under Article XI, an Indemnified Person shall notify in writing the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a Claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after such Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided, that the failure of any Party or any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.10 shall not relieve the Indemnifying Person of its obligations under this Article XI except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, obligation, or agreement, the Claim Notice shall specify the representation, warranty, covenant, obligation, or agreement which was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend such Indemnified Person against such Third Person Claim under this Article XI. If the Indemnifying Person does not notify such Indemnified Person within such thirty (30)-day period whether the Indemnifying Person admits or denies its obligation to defend such Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The

Indemnified Person (or its designee) is authorized, prior to and during such thirty (30)-day period, to file, at the expense of the Indemnifying Person, any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not materially prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation to defend an Indemnified Person against a Third Person Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Person Claim. Subject to the remainder of this Section 11.10(d), the Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.10.
(e)    An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto unless such settlement or judgment (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (ii) involves no finding or admission of any violation of Law or breach of contract or the rights of any Indemnified Person, (iii) does not encumber any of the assets of any Indemnified Person or agree to any restriction or condition that would apply to or adversely affect any Indemnified Person or the conduct of any Indemnified Person’s business, and (iv) includes a complete and unconditional release of each Indemnified Person subject thereto from any and all Liabilities in respect of such Third Person Claim.
(f)    Notwithstanding anything to the contrary herein, if a Third Person Claim (i) seeks injunctive or equitable relief as the primary remedy for such Third Person Claim or (ii) arises in connection with a criminal proceeding, then, at the Indemnified Person’s election, such Indemnified Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.
(g)    If the Indemnifying Person does not admit its obligation to defend an Indemnified Person against a Third Person Claim, or admits such obligation but fails to diligently defend or settle such Third Person Claim, then the Indemnified Person shall have the right to defend against such Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to so defend and assume the defense of such Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend such Indemnified Person against such Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its obligation to defend such Indemnified Person against such Third Person Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.

(h)    In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have twenty (20) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation to provide indemnification with respect to such Liabilities, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such ten (10)-day period that it has cured such Liabilities or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed to have denied its indemnification obligation hereunder.
ARTICLE XII
TERMINATION
Section 12.1    Termination. The obligations of FFI and Nikola to consummate the Second Closing may be terminated as follows:
(a)    by mutual written agreement of FFI and Nikola;
(b)    by either FFI or Nikola if (i) a Governmental Authority has enacted a Law restraining, enjoining or prohibiting or otherwise declaring illegal the consummation of any of the transactions contemplated to occur at the Second Closing, (ii) any Proceeding before any Governmental Authority seeks (A) to restrain, prohibit, enjoin or declare illegal the consummation of any such transactions or (B) substantial damages in connection with the consummation of any such transactions, or (iii) a Governmental Authority issues any Order that restrains, prohibits, enjoins or declares illegal the consummation of any such transactions; provided, that the right to terminate the obligation to consummate the Second Closing under this Section 12.1(b) shall not be available to a Party if the enactment of such Law, the seeking of such Proceeding or issuance of such Order was primarily due to the failure of such Party to perform any of its material obligations under this Agreement required to be performed by such Party after the First Closing;
(c)    by Nikola, if FFI has breached any representation or warranty made by FFI pursuant to Article IV or failed to perform any covenant or agreement of FFI set forth in this Agreement and required to be performed by FFI after the First Closing, in any case such that the conditions set forth in Section 10.3 would not be satisfied (assuming for purposes of this Section 12.1(c) that the references in Article X to “Second Closing” mean the date of termination pursuant to this Section 12.1(c)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to FFI by Nikola; provided, that Nikola may not terminate the obligation to consummate the Second Closing under this Section 12.1(c) if Nikola is then in breach of any covenant or agreement of Nikola set forth in this Agreement and required to be performed after the First Closing such that FFI would then be entitled to terminate the obligation to consummate the Second Closing under Section 12.1(d) (without giving effect to the proviso in Section 12.1(d));
(d)    by FFI, if Nikola has breached any representation or warranty or failed to perform any covenant or agreement of Nikola set forth in this Agreement and required to be performed after the First Closing, in any case such that the conditions set forth in Section 10.2 would not be satisfied (assuming for purposes of this Section 12.1(d) that the references in Article XII to “Second Closing” mean the date of termination pursuant to this Section 12.1(d)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to Nikola by FFI; provided, that FFI may not terminate the obligation to consummate the Second Closing under this Section 12.1(d) if FFI is then in breach of any covenant or agreement of FFI set forth in this Agreement and required to be performed after the First Closing such that Nikola would then be entitled to terminate the obligation to consummate the Second Closing under Section 12.1(c) (without giving effect to the proviso in Section 12.1(c));
(e)    by FFI, if it determines in its sole discretion at any time that the condition set forth in Section 10.2(c) cannot be satisfied, including as a result of a determination by FFI that the Nel Assignment and Assumption Agreements are not satisfactory to it in its sole discretion; or
(f)    by FFI, pursuant to Section 9.3 upon the occurrence of a Material Adverse Asset Condition.
Section 12.2    Notice of Termination. If FFI or Nikola has the right and elects to terminate the obligation of FFI and Nikola to consummate the Second Closing pursuant to Section 12.1, such Party shall provide written notice to the other Party of such termination, which notice shall include a statement describing in reasonable detail the breach or other circumstances giving rise to such termination, together with reasonable supporting documentation; provided, that for the avoidance of doubt, FFI’s right to terminate the obligation to consummate the Second Closing shall not be deemed to limit FFI’s right to obtain the specific performance of Nikola hereunder pursuant to Section 13.3.
Section 12.3    Effect of Termination. If the obligation of FFI and Nikola to consummate the Second Closing is terminated pursuant to any provision of Section 12.1, then the obligation of Nikola and FFI to consummate the Second Closing hereunder shall become void and of no further force or effect and no Party shall have any further right or obligation under this Agreement in respect of the Second Closing, except in the case of Fraud, or willful and intentional misconduct with respect to the transactions contemplated to occur at, or in respect of, the Second Closing; provided, that for the avoidance of doubt, the provisions of this Agreement in respect of the First Closing shall each continue in full force and effect following the termination of the obligation to consummate the Second Closing.
ARTICLE XIII
APPLICABLE LAW; DISPUTE RESOLUTION
Section 13.1    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 13.2    Dispute Resolution.
(a)    If a dispute arises out of or relating to this Agreement and a Party desires to initiate the dispute resolution process, such Party shall first give notice to the other Parties explaining in detail the dispute and the value of the Loss (if applicable). On receipt of such notice and for a period of thirty (30) days thereafter, the Parties shall use reasonable efforts to resolve the dispute through direct negotiations between senior representatives of the Parties.
(b)    If the Parties are unable to resolve any dispute arising out of or relating to this Agreement pursuant to Section 13.2(a), then each Party hereto irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, if such court shall be unavailable, any other state or federal court in the State of Delaware) in any dispute arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any proceeding with respect to such dispute in any of the foregoing courts. The Parties further agree, to the fullest extent permitted by applicable Law, that a final, non-appealable judgment against any of them in any proceeding with respect to any dispute shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)    To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.
(d)    Each of the Parties hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to trial by jury in respect of any claim, demand, action, or cause of action based on, or arising out of, under or in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, or any course of conduct, course of dealing, verbal or written statement, or action of any other party, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.
(e)    Each Party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth in this Section 13.2.
Section 13.1    Specific Performance
. Each Party acknowledges and agrees that the transactions contemplated by this Agreement are unique and that if a Party breaches this Agreement, the other Parties would be damaged irreparably and money damages would be inadequate and that the non-breaching Parties would have no adequate remedy at law. Accordingly, a non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights hereunder and the other Parties’ obligations hereunder, as the case may be, not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

ARTICLE XIV
MISCELLANEOUS
Section 14.1    Expenses. Except as may be otherwise specified in this Agreement or any other Transaction Document, all costs and expenses in connection with this Agreement, including the negotiation and consummation of the Transaction Documents (including fees and disbursements of counsel, financial advisors, and accountants) shall be borne by the Party incurring such costs and expenses. For the avoidance of doubt, PHH Parent and Nikola shall be responsible for, and shall pay, all costs, Taxes, and expenses incurred as a result of or in connection with the execution and consummation of the Pre-Closing Reorganization.
Section 14.2    Notices.
(a)    Any notice, request, claim, demand, report, other materials, or other communications required or permitted to be given or made to a Party under this Agreement shall be in writing and shall be given or made by delivery in person, by a nationally recognized overnight courier service, with all fees prepaid and receipt requested, or by electronic mail to the respective Person at the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.2).
If to FFI:
c/o USA Fortescue Future Industries, Inc.
8200 Greensboro Dr., Suite 525
McLean, VA 22102
Attn:    Ryan Rovere, General Counsel
Email:
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn:    Caroline Blitzer Phillips
Email:    Caroline.Phillips@lw.com
If to PHH Parent or Nikola:
Phoenix Hydrogen Hub LLC
c/o Nikola Corporation
4141 E Broadway Rd
Phoenix, AZ 85040
Attn:    Valerie Parzych, Head of Legal, Energy
Email:

with a copy (which shall not constitute notice) to:
King & Spalding LLP
1185 Avenue of the Americas
Suite 3400
New York, NY 10036
Attn:    Jonathan M. A. Melmed; cc: Adam Hankiss
Email:    jmelmed@kslaw.com; cc: ahankiss@kslaw.com
(b)    Any such notice, request, claim, demand, report, other materials, or other communication shall be deemed to have been given: (i) if delivered by hand, when delivered, (ii) if delivered by a nationally recognized overnight courier, upon delivery to the addressee, or (iii) if delivered by electronic mail, (A) on the date delivered, if delivered during the recipient’s normal business hours, or (B) on the next Business Day, if delivered after the recipient’s normal business hours; provided, that an affidavit or certificate of making of any notice, payment, or report in accordance with the provisions of this Section 14.2 executed by the delivering Party or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment, or report.
(c)    The terms “in writing”, “written communications”, “written notice”, and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
Section 14.13    Public Announcements; Confidential Information.
(a)    Public Announcements. Except as required by applicable Law or to comply with any accounting, stock exchange, or securities Law requirements, no Party shall release any press release or other statement to the general public regarding this Agreement or the transactions contemplated hereby; provided, that after the issuance or publication of any public statement made in accordance with the foregoing, the Parties and their Affiliates shall be free to make public statements regarding such details and information publicly disclosed, including by making reference to such details in such Party’s or its Affiliates’ respective company materials, blogs, social media accounts, websites, and other publications. If a public announcement or communication is required by Law or to comply with the rules of any stock exchange upon which a Party’s or its Affiliates’ capital stock is traded, such Party will, to the extent practicable and legally permitted, (a) provide a copy of such public statement to the other Parties before such public statement is made to allow the other Parties to comment upon such public statement and (b) consider in good faith the reasonable comments of such other Parties.
(b)    Confidential Information.
(i)    From and after the First Closing, all Confidential Information regarding the Company and the Project, other than Confidential Information concerning the Second Closing Assets, shall cease to be subject to the Confidentiality Agreement. As of the Second Closing (or earlier termination of the obligation to consummate the Second Closing), the Confidentiality Agreement is hereby terminated.

(ii)    From and after the First Closing, except as permitted by Section 14.3(b)(iv), PHH Parent and Nikola shall, and shall cause their respective Affiliates to, keep confidential all Confidential Information relating to the Company and the Project and the Transaction Documents and shall not disclose to any Person or use any such Confidential Information (other than the use and disclosure of Confidential Information with respect to the Second Closing Assets, subject to the other provisions of this Section 14.3(b)); provided, that the foregoing obligation of confidentiality shall not apply to any such Confidential Information that FFI or any of its Affiliates discloses to the general public.
(iii)    From and after the Second Closing, except as permitted by Section 14.3(b)(iv), PHH Parent and Nikola shall, and shall cause their respective Affiliates to, keep confidential all Confidential Information relating to the Second Closing Assets and the Nel Assignment and Assumption Agreements and shall not disclose to any Person or use any such Confidential Information; provided, that the foregoing obligation of confidentiality shall not apply to any such Confidential Information that FFI or any of its Affiliates discloses to the general public.
(iv)    Notwithstanding the provisions of Section 14.3(b)(ii) and Section 14.3(b)(iii), Nikola and its Affiliates shall be entitled (A) to disclose the Confidential Information described therein to the extent required by applicable Law in the reasonable judgment of Nikola’s outside counsel (a “Required Disclosure”) or to the extent required to comply with any accounting, stock exchange, or securities Law requirements and (B) to use such Confidential Information to the extent necessary to enforce its rights hereunder or under any of the other Transaction Documents; provided, however, that, with respect to a Required Disclosure, Nikola or its applicable Affiliate shall, to the extent legally permissible, provide FFI with prompt notice of such Required Disclosure so that FFI or the Company may seek a protective order or other appropriate remedy (or waive the requirement therefor), consult with FFI on the advisability of taking steps to resist or narrow such disclosure, and cooperate with FFI and the Company, at FFI’s expense, in any attempt to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be accorded to such Confidential Information. In the event such protective order or other remedy is not obtained or FFI waives compliance with the provisions relating to Required Disclosures, each of PHH Parent and Nikola agrees to furnish only that portion of such Confidential Information that, in the advice of such Party’s counsel, such Party is legally required to disclose and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.
(v)    The restrictions on use of Confidential Information set forth in this Section 14.3(b) shall cease to apply upon the consummation of a Buyback Closing pursuant to Section 8.6.
Section 14.4    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or as a matter of public policy, such term or provision will be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 14.5    Entire Agreement This Agreement and the other Transaction Documents delivered pursuant hereto constitutes the entire agreement among the Parties with respect to the subject matter contained herein and supersede all prior agreements undertakings and understandings, both written and oral, among or on behalf of the Parties, with respect to such subject matter. Further, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiation, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of ordinary parties in an arm’s length transaction.
Section 14.6    Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the Parties and their permitted successors and permitted assigns, and nothing in this Agreement is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever.
Section 14.7    Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties hereto and expressly identified as an amendment or modification.
Section 14.8    Further Assurances. Each of the Parties shall, subject to the terms and conditions of this Agreement, execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby.
Section 14.9    Binding Effect. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that notwithstanding the foregoing, FFI may, without the consent of Nikola or PHH Parent, (a) assign its rights and obligations under this Agreement to an Affiliate of FFI; provided, that prior to the expiration of the [*] Holdback Period and the expiration of FFI’s obligations under Section 8.6, FFI shall remain liable for such Affiliate’s performance under this Agreement unless such Affiliate owns the Project or the Company; or (b) grant a security interest in this Agreement or make a collateral assignment of all or any portion of its rights hereunder to a lender or other financing provider (or trustee or agent on behalf of such lender) of FFI or any of its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns.
Section 14.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (.pdf) or electronically using

DocuSign, Adobe Sign, or other digital signature provider shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 14.11    Drafting. The preparation of this Agreement has been a joint effort of the Parties and the resulting agreement must not be construed more severely against one Party than against the other Parties.
Section 14.12    Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 14.13    No Waiver. No course of dealing, delay, failure, or omission on the part of any Party in exercising any right, power, remedy, or privilege under this Agreement or under any other documents furnished in connection with or under this Agreement or otherwise available to such Person under applicable Law shall impair any such right, power, remedy, or privilege, or affect the right of such Person thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy, or privilege shall preclude the further exercise of such right, power, remedy, or privilege, or the exercise of any other right, power, remedy, or privilege. Any extension of time or other indulgence granted to any Party under this Agreement shall not otherwise alter or affect any power, remedy, or right of any other Party, or the obligations of the Party to whom such extension or indulgence is granted. The failure at any time of any Party to require performance by another Party of any responsibility or obligation in this Agreement shall not affect the full right to require such performance at any time thereafter, nor will the waiver by any Party of a breach of any provision of this Agreement by another Party constitute a waiver of any succeeding breach of the same or any other obligation itself. No waiver shall be valid against any Party unless made in writing and signed by Person against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.
Section 14.14    No Recourse.
(a)    All Claims and Losses that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Parties hereto (each, a “Contracting Party”).
(b)    No Person who is not a Contracting Party, including any past, present, or future Representative or incorporator of a Contracting Party or an Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in equity or at law, or granted by statute) for any Claims or Losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach, and to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Claims and Losses against any such Non-Party Affiliates.

(c)    To the maximum extent permitted by applicable Law, and without limiting the generality of the foregoing provisions of this Section 14.14, (i) each Contracting Party hereby waives and releases any and all rights, Claims, and Losses that may otherwise be available in equity or at law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 14.15    Legal Representation.
(a)    FFI, on behalf of itself and its Affiliates, acknowledges and agrees that King & Spalding LLP (“King & Spalding”) has acted as counsel for Nikola and its Affiliates in connection with the negotiation, documentation, and execution of this Agreement and the transactions contemplated hereby (the “Engagement”), and in connection with the Engagement, King & Spalding has not acted as counsel for any other Person, including FFI.
(b)    Only Nikola and its Affiliates shall be considered clients of King & Spalding in the Engagement. FFI, on behalf of itself and its Affiliates, acknowledges and agrees that all confidential communications between Nikola, the Company, and their respective Affiliates, on the one hand, and King & Spalding, on the other hand, related to the Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Nikola and its Affiliates, and not the Company (notwithstanding, for purposes of this Section 14.15, that the definition of “Affiliate” specifies that the Company shall be considered an Affiliate of Nikola prior to the First Closing), and shall not pass to or be claimed, held, or used by FFI or the Company upon or after the First Closing.
(c)    Without limiting the generality of the foregoing, upon and after the First Closing, (i) to the extent that files of King & Spalding in respect of the Engagement constitute property of the client, only Nikola and its Affiliates shall hold such property rights, and (ii) King & Spalding has determined that it shall have no obligation to reveal or disclose any such attorney-client communications or files to the Company or FFI by reason of any attorney-client relationship between King & Spalding and the Company in connection with the Engagement; provided, that notwithstanding the foregoing, King & Spalding shall not disclose any such attorney-client communications or files to any Third Parties (other than representatives, accountants, and advisors of Nikola and its Affiliates who are instructed and agree to maintain the confidence of such attorney-client communications).
(d)    If and to the extent that, at any time subsequent to First Closing, FFI, the Company, or any of its or their respective Affiliates shall have the right to waive any attorney-client privilege with respect to any communication between the Company or any of its Affiliates and King & Spalding that occurred at any time prior to the First Closing, then FFI, on behalf of itself, the Company, and its and their respective Affiliates shall be entitled to waive such privilege only with the prior written consent of Nikola (such consent not to be unreasonably withheld, conditioned, or delayed).

(e)    From and after the First Closing, the Company shall cease to have any attorney-client relationship with King & Spalding, unless and to the extent King & Spalding is expressly engaged in writing by the Company to represent the Company after the First Closing.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

PARTIES:

FFI PHOENIX HUB HOLDINGS LLC

By:    /s/ Ryan Rovere______________________
Name:    Ryan Rovere
Title:    General Counsel

NIKOLA CORPORATION

By:    /s/ Michael Lohscheller
Name:    Michael Lohscheller
Title:    President & CEO

NIKOLA PHX HUB, LLC

By:    /s/ Carey Mendes
Name:    Carey Mendes
Title:    President, Energy

[Signature Page to Membership Interest and Asset Purchase Agreement]

APPENDIX A
DEFINITIONS
“Adverse Event” is defined in Section 9.2(a).
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person; provided, that for the avoidance of doubt, the Company shall not be considered an Affiliate of Nikola after the First Closing.
“Agreement” is defined in the Preamble.
“Applicable Anti-Corruption Laws” means any applicable laws, regulations, or conventions in any part of the world related to (a) combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption and the UK Bribery Act 2010; the U.S. Foreign Corrupt Practices Act of 1977, as amended; and the Australian Criminal Code 1995 (Cth), and (b) terrorism or money laundering, including, the European Union Money Laundering Directives; in the United States, the Executive Order and statutes authorizing the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970, and the PATRIOT Act.
“Assignment of Subject Interests” means that certain Assignment of Subject Interests, substantially in the form attached hereto as Exhibit A, pursuant to which PHH Parent shall sell and assign the Subject Interests to FFI.
“Balance Sheet” is defined in Section 6.18(a).
“Balance Sheet Date” is defined in Section 6.18(a).
“Bankrupt” means, with respect to any Person, that: (a) such Person institutes a voluntary case seeking liquidation or reorganization under applicable bankruptcy Laws or consents to the institution of an involuntary case thereunder against it; (b) such Person files a bankruptcy petition, answer, or consent or otherwise institutes any similar Proceeding under any other applicable federal, state, or other applicable Law, or consents thereto; (c) such Person applies for, or by consent there is appointed, a receiver, liquidator, sequestrator, trustee, or other officer with similar powers for such Person or any substantial part of its assets; (d) such Person makes an assignment for the benefit of creditors; (e) an involuntary case is commenced seeking the liquidation or reorganization of such Person under applicable bankruptcy Law or any similar Proceeding is commenced against such Person under any other applicable federal, state, or other applicable Law and (i) the petition commencing such involuntary case is not timely controverted; (ii) the petition commencing such involuntary case is not dismissed within sixty (60) days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days; or (iv) an order for relief is issued or entered therein; (f) a decree or order of a court of competent jurisdiction is entered for the appointment of a receiver, liquidator, sequestrator, trustee, or other officer having similar powers of such Person or of all or a part of its property; or (g) any other similar relief is granted against such Person under any federal, state, or other applicable Law.
Appendix A – Page 1

“Business Day” means a day on which commercial deposit taking banks are generally open for business in New York, New York, other than a Saturday, a Sunday, or a day observed as a holiday in such location.
“Buyback Closing” is defined in Section 8.6(b).
“Buyback Exercise Notice” is defined in Section 8.6(a).
“Buyback Notice” is defined in Section 8.6.
“Buyback Purchase Price” is defined in Section 8.6(a).
“Buyback Right” is defined in Section 8.6.
“Buyback Trigger Date” is defined in Section 8.6.
“Cap” is defined in Section 11.4(a).
“Change in Control” means, with respect to any Person, any transaction or series of transactions the result of which is a direct or indirect change in Control of such Person (including by realization upon any Encumbrance, by merger, division, consolidation, or other business combination or otherwise by operation of law or by judgment, levy, attachment, garnishment, bankruptcy, or other legal or equitable proceedings, sale of direct or indirect equity interests, or otherwise) through a single transaction or series of related transactions, and including the sale or other disposition of all or substantially all of the Company’s assets, from one or more transferors to one or more transferees; provided, that no Change in Control of FFI will be deemed to occur as a result of a direct or indirect Change in Control of USA Fortescue Future Industries, Inc. or its successor.
“Claim” means any demand, claim, cause of action (whether in contract or in tort, in equity or at law, or granted by statute), notice of violation, notice of probable violation, indictment, or other Proceeding.
“Claim Notice” is defined in Section 11.10(b).
“Closing” means the consummation of the transactions contemplated by this Agreement at the First Closing or the Second Closing, as applicable.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Company” is defined in the Recitals.
“Company Indemnitees” is defined in Section 11.1.
“Company Intellectual Property” is defined in Section 6.26(a).
“Confidential Information” means information and data (including all copies thereof) that relates to the Project or the other properties, facilities, equipment, agreements, business, or
Appendix A – Page 2

affairs of the Company, including in each case market evaluations, market proposals, service designs and pricing, system design, cost estimating, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, and renewable fuel production and offtake data.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 30, 2022, by and between USA Fortescue Future Industries, Inc. and Nikola.
“Contract” means any written or oral contract, Intellectual Property license, or other agreement or other legally binding arrangement.
“Contracting Party” is defined in Section 14.14(a).
“Control” means, with respect to any Person, the power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, by agreement, or otherwise). The terms “Controlled by” and “under common Control with” have correlative meanings.
“Controlled Group Liabilities” means any and all liabilities of Nikola and/or PHH Parent pursuant to (a) Title IV of ERISA, (b) Sections 206(g), 302 or 303 of ERISA, and/or (c) Sections 412, 430, 431, 436, or 4971 of the Code.
“COVID-19” means COVID-19, and any evolutions or mutations thereof or any related or associated pandemic.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, or any other Law, Order, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).
“Data Partners” is defined in Section 6.25.
“Data Room” means that certain Phoenix Hydrogen Hub Data Room, hosted by Firmex and available, as of the date hereof, at .
“Deductible” is defined in Section 11.4(a).
“Deferred Asset” means a “Deferred Asset” as defined in the Pre-Closing Reorganization Assignment Agreement.
“DOE LPO Application and Guarantee” means that application submitted under Title 17 Innovative Clean Energy Loan Guarantee Program on behalf of the Project and any subsequent loan guarantee from the Department of Energy benefitting the Project.
“DPA” is defined in Section 6.23.
Appendix A – Page 3

“Due Diligence Investigation” is defined in Section 4.9(a).
“Electrolyzer Assets” means the thirty-two (32) electrolyzers, electrolyzer stacks, balance of stack equipment and associated assembly equipment purchased or to be purchased by Nikola or its Affiliates for the Project pursuant to the Nel Contract, the Nel Engineering PO, or the Nel Equipment PO, in each case as contemplated by the Pre-FID Budget, including (a) those certain electrolyzer stacks, together with associated assembly equipment, stored at [*], delivered in twenty-two (22) containers from December 3, 2022 to January 28, 2023, and (b) that certain Balance of Stack Equipment (BOS) included in Purchase Order No. [*], from Nel Hydrogen Inc. to Nikola Energy Company, LLC, dated June 2, 2020, and expected to arrive starting in the fourth quarter of 2023.
“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, program, commitment, or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow, or other agreement related thereto.
“Encumbrance” means pledges, deeds of trust, restrictions on transfer, proxies and voting or other agreements, liens, Claims, charges, defects, mortgages, leases, easements, covenants, options, rights of first refusal or offer, security interests, restrictions, pledges, or other legal or equitable encumbrances, limitations, or restrictions of any nature whatsoever.
“Engagement” is defined in Section 14.15.
“Environmental Laws” means any Laws relating to the regulation or protection of the environment, natural resources, or human health and safety (in relation to exposure to Hazardous Substances), including but not limited to any Laws relating to discharges, Releases, or threatened Releases of Hazardous Substances into the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of Hazardous Substances. “Environmental Law” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Migratory Bird Treaty Act, 16 U.S.C. § 703 et seq.; the National Historic Preservation Act, 54 U.S.C. § 3000101 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; state and local analogs to the aforementioned statutes; and all other Laws as of the date hereof of any Governmental Authority
Appendix A – Page 4

having jurisdiction over the property in question addressing pollution or protection of the environment (including natural resources) and any regulations implementing the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business that, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414(b) or 414(c) of the Code.
“Expansion Facilities” means any production, storage, and onsite transportation facilities, other than the Facilities, that are located on real property that (a) is owned, leased, or operated by the Company as of the First Closing Date or (b) is located on real property immediately adjacent or contiguous thereto and, in either such case, are to be used in connection with the production, storage, and transfer of Hydrogen, together with all related pipelines, interconnections, transmission and distribution lines, compressor and electrolysis stations, and other appurtenant infrastructure, facilities, equipment, and other properties in respect thereof.
“Expansion Project” means (a) the development, design, engineering, procurement, construction, permitting, testing, pre-commissioning, commissioning, start-up, performance testing, ownership, maintenance, operation, and repair of Expansion Facilities for the generation, transportation, and sale of Hydrogen or (b) the modification, upgrade, or expansion of the Facilities to increase the nameplate capacity thereof.
“Facilities” means all production, storage, and onsite transportation facilities to be used in connection with the production, storage, and transfer of approximately thirty (30) tons per day of Hydrogen, together with all related pipelines, interconnections, transmission and distribution lines, compressor and electrolysis stations and other appurtenant infrastructure, facilities, equipment, and other properties in respect thereof; provided, that for the avoidance of doubt, the term “Facilities” does not include any Expansion Facilities.
“FFI” is defined in the Preamble.
“FFI Excluded Matters” is defined in Section 11.4(b).
“FFI Indemnitees” is defined in Section 11.2.
“FID” is defined in Section 8.6.
“Financial Statements” is defined in Section 6.18(a).
“First Closing” is defined in Section 3.1(a).
“First Closing Date” is defined in the Preamble.
“First Closing Payment” is defined in Section 2.3(a).
“First [*] Holdback Amount” is defined in Section 2.4(a).
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“Fraud” means common law fraud under Delaware law; provided, that the term “Fraud” shall exclude fraud or claims based on constructive knowledge, equitable fraud, constructive fraud, promissory fraud, reckless or negligent misrepresentation or omission and other theories.
“Fundamental Representations” means the representations and warranties of (a) FFI set forth in Sections [*] and [*]; (b) PHH Parent set forth in Sections [*] and [*]; and (c) Nikola set forth in Sections [*] and [*].
“GAAP” means U.S. generally accepted accounting principles, consistently applied and as amended from time to time.
“Good Management Practices” means generally accepted practices, standards, methods, skill, care, techniques, and acts, taken as a whole, that would be taken or engaged in by a prudent, experienced manager that is managing the development of a Hydrogen production facility while exercising the degree of skill and judgment commensurate with that normally exercised by service providers that are managing or providing services to similarly situated facilities in the United States that would have been reasonably expected to accomplish the desired result in a manner consistent with applicable codes and standards, applicable Law, the provisions of the Contracts for the Project, and the safe, timely, economical, and efficient development of the Facilities. The term “Good Management Practices” is not intended to be limited to the optimum practices, methods, techniques, standards, codes, specifications and acts to the exclusion of all others, but rather to be commonly used and/or reasonable practices, methods, techniques, standards, codes, specifications and acts.
“Governmental Authority” means any court, administrative agency, tribunal, arbitral body, department, board, bureau, agency, body, commission or other governmental authority, body or instrumentality, multinational, federal, regional, state, local, county, municipal, provincial, tribal, domestic or foreign governmental or quasi-governmental authority or regulatory authority, legislature, and any self-regulatory organization (including the Financial Industry Regulatory Authority and any national securities exchange).
“Hazardous Substance” means any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, or medical waste that is regulated or defined as, or included within the definition of a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic chemical”, “toxic substance”, “hazardous chemical”, “extremely hazardous substance”, “pollutant”, “contaminant”, or any other words of similar meaning within the context used under any applicable Environmental Law, including any petroleum, natural gas, Hydrogen, ammonia, petroleum products, by-products, or breakdown products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, or any other toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste, or other material displaying any of the foregoing characteristics.
“Hydrogen” means hydrogen liquid or gas, hydrogen carriers, and other products derived from or based upon hydrogen.
“Indemnified Person” is defined in Section 11.10(a).
“Indemnifying Person” is defined in Section 11.10(a).
Appendix A – Page 6

“[*] Holdback” means, as of any date of determination, the difference of (a) the sum of (i) the First [*] Holdback Amount plus (ii) the Second [*] Holdback Amount, minus (b) any amounts retained by FFI or paid to PHH Parent pursuant to Section 11.3 prior to such date.
“[*] Holdback Amount” is defined in Section 2.4(b).
“[*] Holdback Period” means the period commencing on the First Closing Date and ending on the date that is [*] after (a) the Second Closing Date, if the Second Closing occurs, and (b) the First Closing Date if the obligation to consummate the Second Closing is terminated in accordance with Article XII.
“Initial LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 23, 2022.
“Insolvent” means, with respect to any Person, that the sum of such Person’s debts and other probable liabilities exceeds the present fair saleable value of such Person’s assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance, or other similar arrangement) and such Person will not be able to pay its liabilities, including contingent and other liabilities, as they mature.
“Insurance Policies” is defined in Section 6.24.
“Intellectual Property” means all patents, trademarks, service marks, tradenames, trade secrets, know-how, domain names, processes, formulas, copyrights, works of authorship, software, inventions, proprietary information, and other proprietary items, and applications for and registrations of any of the foregoing.
“King & Spalding” is defined in Section 14.15.
“Knowledge” means the actual knowledge, after due inquiry, of (a) in the case of FFI: Spencer Davey; and (b) in the case of the PHH Parent or Nikola: Michael Archibald, Brian Rappaport and Carey Mendes; provided, that no such inquiry shall require inquiry of any Third Party; provided, further, however, that, with respect to the representations and warranties made by Nikola in Article VI with respect to the Second Closing Assets, the phrase “Knowledge of PHH Parent” means “Knowledge of Nikola”.
“Law” means any applicable (a) federal, state, local, or foreign law (including common law), constitution, statute, regulation, rule, ordinance, code, interpretation, or other provision of law or other governmental requirement, including Applicable Anti-Corruption Laws, and (b) Order, judgment, decree, or other direction of a court, tribunal, or other Governmental Authority.
“Liabilities” means any and all Claims, obligations, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fees, fines, costs, expenses, interest obligations, deficiencies, debts, and other liabilities of any kind or character (whether absolute, accrued, contingent, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or other legal theory, whether known or unknown, or due or to become due or otherwise, and whether choate or inchoate, liquidated or unliquidated, secured or unsecured), including Taxes and reasonable fees of attorneys, experts, consultants, accountants, and other
Appendix A – Page 7

professional representatives and legal or other expenses incurred in connection therewith, costs of enforcement, costs of collection, and liabilities, costs, losses and damages for or attributable to personal injury, illness or death, property damage, environmental liabilities, Contract claims, torts, violations of applicable Laws, and/or any other legal right or duty actionable at Law or equity, and including penalties and interest on any amount payable as a result of any of the foregoing and any and all amounts paid in settlement of any of the foregoing.
“Losses” means any and all awards, judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, fees, interest, and expenses (including court costs and reasonable and documented fees of attorneys, accountants, and other experts) in connection with any Claim or Proceeding.
“Material Adverse Asset Condition” is defined in Section 9.3.
“Material Adverse Effect” means any event, circumstance, change, occurrence, or effect that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on (i) the Company or the Project, or (ii) the business, financial condition, or results of operations of the Company or the Project or (y) prevents or materially impedes, interferes with, or hinders the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the performance by Nikola or PHH Parent or their respective Affiliates of their respective obligations hereunder and thereunder, as applicable; provided, that no adverse effect to the extent arising out of, resulting from, or attributable to the following shall constitute or be deemed to contribute to a “Material Adverse Effect” or otherwise be taken into account in determining whether a “Material Adverse Effect” has occurred or would be reasonably likely to occur:
(a)an event or series of events or circumstances affecting (i) the United States or global economy generally or capital, credit, debt, financial, banking, or securities markets generally, including changes in interest or exchange rates and inflation, changes in commodity prices, fuel supply or transportation markets, or general market prices, (ii) political, legislative, or regulatory conditions or changes generally of the United States or any other country or jurisdiction, or (iii) the Hydrogen production industry in which the Company operates;
(b)any change in applicable Law or GAAP;
(c)any epidemic, pandemic, or disease outbreak (including COVID-19), or any Law, directive, pronouncement, or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any applicable industry group, providing for COVID-19 Measures, quarantines, “shelter-in-place” or “stay at home” orders, workforce reductions, social distancing, shut downs, closures, curfews, sequesters, or other restrictions to the extent that relate to, or arise out of, an epidemic, pandemic, or disease outbreak (including COVID-19);
(d)any hostilities or acts of war;
(e)the announcement of this Agreement;
Appendix A – Page 8

(f)changes, effects, events, or occurrences generally affecting the prices of Hydrogen, ammonia, oxygen, oil, natural gas, natural gas liquids, and/or other commodities;
(g)any failure of a Person to meet any projections or forecasts for any period; and
(h)strikes and labor disturbances.
in each of clauses (a), (b), (c), (d), (f), and (h) above, to the extent that such circumstance, change, event, occurrence, or effect does not affect the Company, taken as a whole, or the Project, in a disproportionate manner relative to similarly situated Third Parties in the business and industries and general geographic areas in which the Company operates; provided, further, that notwithstanding anything to the contrary in this Agreement, any indemnification provided under this Agreement or the other Transaction Documents or any insurance, claim right of contribution, other indemnity, or other similar rights available to a Party shall not be taken into consideration or account in determining whether a “Material Adverse Effect” exists or has occurred. Notwithstanding the foregoing, for purposes of the Second Closing and with respect to the Second Closing Assets, (i) clause (x) of the foregoing definition shall be replaced in its entirety with “(x) the Second Closing Assets, taken as a whole,”, (ii) clause (y) of the foregoing definition shall be replaced in its entirety with “prevents or materially impedes, interferes with, or hinders the consummation of the transactions contemplated by this Agreement at the Second Closing and the other Transaction Documents to be entered into in connection therewith and the performance by Nikola of its obligations hereunder and thereunder” and (iii) the clause of the foregoing definition that reads “to the extent that such circumstance, change, event, occurrence, or effect does not affect the Company, taken as a whole, or the Project, in a disproportionate manner relative to similarly situated Third Parties in the business and industries and general geographic areas in which the Company operates” shall be replaced in its entirety with “to the extent that such circumstance, change, event, occurrence, or effect does not affect the Second Closing Assets, taken as a whole, in a disproportionate manner relative to similarly situated Third Parties in the business and industries and general geographic areas in which the Second Closing Assets are anticipated to be used”.
“Material Contracts” is defined in Section 6.16(a).
“Nel” means Nel Hydrogen Inc.
“Nel Assignment and Assumption Agreements” is defined in Section 8.4.
“Nel Contract” means that certain Supply Agreement, dated as of June 28, 2018, by and between Nel ASA and Nikola Motor Company.
“Nel Group” means Nel ASA and its Affiliates, including Nel and Nel Hydrogen - Denmark.
“Nel Engineering PO” means that certain Engineering Services Purchase Order, dated as of July 4, 2022, identified as PO No. [*], by and between Nikola and Nel.
Appendix A – Page 9

“Nel Equipment PO” means that certain Purchase Order, dated as of June 3, 2020, [*], by and between Nikola Energy and Nel.
“Nikola” is defined in the Preamble.
“Nikola Energy” means Nikola Energy Company LLC.
“Nikola Excluded Matters” is defined in Section 11.4(a).
“[*]” is defined in Section 8.4.
“Non-Party Affiliates” is defined in Section 14.14(b).
“Offtake Term Sheet” means that certain Heads of Agreement, dated as of the First Closing Date, by and between Nikola and the Company, in the form attached hereto as Exhibit E.
“Order” means any award, charge, writ, decree, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.
“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation or organization or formation and by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement, the operating agreement, or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization, or formation of such Person and which establish the legal existence and govern the internal affairs of such Person, in each case together with any amendment, modification, restatement, supplement, certificate of designations, or similar to any of the foregoing.
“Outstanding Claims” is defined in Section 11.3(e).
“Party” and “Parties” are defined in the Preamble.
“Permit Applications” is defined in Section 6.14(a).
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, variances, waivers, exemptions, and other similar consents issued by, obtained from, or filed with a Governmental Authority.
“Permitted Encumbrance” means:
(a)liens for Taxes or assessments not yet due or delinquent or being contested in good faith;
(b)land use, zoning, and building laws, but in each case only to the extent that the same are not violated by the current use of the Real Property;
(c)easements for the purpose of transmission lines, transportation lines, distribution lines, power lines, telephone lines, and other similar purposes, which, in each case, do not (and would not reasonably be expected to), individually or in the aggregate, materially
Appendix A – Page 10

impair the ownership, operation, use, or value of the applicable Real Property (i) as currently owned, operated, and used, or (ii) for the furtherance of the Project;
(d)any other non-monetary Encumbrance, imperfections, or irregularities of title, and other similar non-monetary matters of record, which, in each case, do not (and would not reasonably be expected to), individually or in the aggregate, materially impair the ownership, operation, use, or value of the applicable Real Property (i) as currently owned, operated, and used, or (ii) for the furtherance of the Project;
(e)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like liens arising by operation of Law in the ordinary course of business of the Company or incident to the construction or improvement by the Company of any Real Property in respect of obligations which are not yet due, provided that adequate reserves under GAAP have been established in the Financial Statements; and
(f)exceptions from Title Policy coverage for the Real Property as set forth in Schedule B, Items 1-23 therein.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority, or political subdivision thereof, or other entity.
“Personal Information” means any information in any medium that identifies or can be reasonably linked to a natural person or household, or is otherwise regulated under applicable Laws pertaining to privacy, data security, or data protection, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, Social Security number or tax identification number, credit card number, bank information, biometric identifiers, persistent identifiers, including IP address, geolocation data, and medical, health, or insurance information, and any other information that is considered “personally identifiable information”, “personal information”, or “personal data” under applicable Law.
“PHH Parent” is defined in the Preamble.
“[*] Amendment and Assignment Agreement” means that certain Assignment and Amendment Agreement, dated as of June 30, 2023, by and among [*], Nikola, and the Company relating to that certain Limited Notice to Proceed, by and between Nikola, together with its designated Affiliates, and [*], together with its designated Affiliates, dated as of December 14, 2022, with respect to supply and services related to a 30-ton-per-day liquefier.
“[*]” means [*]
“Pre-Closing Reorganization” means the internal reorganization by Nikola, PHH Parent, and its Affiliates to ensure that all of the tangible and intangible assets, rights, and interests directly or indirectly relating to the Project (other than the Second Closing Assets) have been transferred to the Company prior to the First Closing, all as further described on Exhibit B.
“Pre-Closing Reorganization Assignment Agreement” means that certain Assignment and Assumption Agreement, dated as of June 30, 2023, by and among Nikola Motor
Appendix A – Page 11

Company LLC, Nikola Energy, Nikola Phx Hub Holdings, LLC, PHH Parent, and Nikola, as Assignors, and the Company, as Assignee, the form of which is attached to Exhibit B as Annex I thereto.
“Pre-Closing Reorganization Bill of Sale” means that certain Bill of Sale and Assignment, dated as of the Second Closing Date, by and among Nikola Motor Company LLC, Nikola Energy, Nikola Phx Hub Holdings, LLC, PHH Parent, and Nikola, as Assignors, and the Company, as Assignee, the form of which is attached to Exhibit B as Annex II thereto.
“Pre-Closing Reorganization Documents” means the documents and instruments entered into and delivered by Nikola, PHH Parent, their respective Affiliates, and the Company, giving effect to the Pre-Closing Reorganization, including the Pre-Closing Reorganization Assignment Agreement, the Pre-Closing Reorganization Bill of Sale, and the [*].
“Pre-Closing Tax Period” means (a) with respect to the Second Closing Assets, any Tax period ending on or before the Second Closing Date and that portion of any Straddle Period ending on (and including) the Second Closing Date and (b) in all other cases, any Tax period ending on or before the First Closing Date and that portion of any Straddle Period ending on (and including) the First Closing Date.
“Pre-Closing Tax Proceeding” is defined in Section 8.1(e).
“Pre-FID Budget” means the Pre-FID Budget attached hereto as Schedule 6.6.
“Preferential Purchase Right” means any preferential purchase right, right of first refusal, right of first offer, pre-emptive right, subscription right, option, or other similar right, or any other right or agreement that enables any Person to purchase or acquire or Encumber any asset or any interest therein or portion thereof.
“Privacy Requirements” means any and all applicable Laws, industry requirements, and Contracts relating to the processing of Personal Information, including each Law relating to the protection or processing of Personal Information that is applicable to the Company, and all implementing regulations and requirements.
“Proceeding” means any action, case, arbitration, mediation, audit, hearing, investigation, litigation, suit, filing, or other proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority.
“Processed” (and the corollary term “Processing”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal, disclosure, or other activity regarding data.
“Project” is defined in the Recitals.
“Project Assets” is defined in Section 6.15(b).
“[*]” means that certain [*].
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“Property Taxes” means all real property Taxes, personal property Taxes, and similar ad valorem Taxes.
“Real Property” is defined in Section 6.10(a).
“Recalled Interest” is defined in Section 8.6.
“Related Party Agreement” is defined in Section 6.16(a)(xiii).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substance into or through the environment (including the abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substances).
“Representatives” means, with respect to a given Person, such Person’s Affiliates and its and their respective equityholders, officers, directors, manager, employees, agents, advisors, and other representatives.
“Required Disclosure” is defined in Section 14.3(b)(iv).
“Rights of Way” means permits, licenses, servitudes, easements, surface or subsurface fee interests, surface or subsurface leases or use agreements, and rights-of-way, other than Permits.
“Sanctions and Export Control Laws” is defined in Section 4.6(a).
“Second Closing” is defined in Section 3.1(b).
“Second Closing Assets” means (a) all Electrolyzer Assets, (b) all Contracts relating to the Electrolyzer Assets (including the Nel Assignment and Assumption Agreements), (c) all rights of Nikola and its Affiliates to services, warranties, and indemnification in respect of such Electrolyzer Assets and (d) all records relating to the foregoing; provided, that neither the Nel Contract nor the [*] shall constitute a Second Closing Asset.
“Second Closing Assignment and Bill of Sale” means that certain Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit F, pursuant to which Nikola and its applicable Affiliates shall sell and assign certain Second Closing Assets to the Company.
“Second Closing Date” is defined in Section 3.1(b).
“Second Closing Payment” is defined in Section 2.3(b).
“Second [*] Holdback Amount” is defined in Section 2.4(b).
“Securities” means (a) any equity interests or other securities of any class, any options, warrants, convertible or exchangeable securities (including any membership interests, equity units, partnership interests, and trust interests), and/or (b) any other right, however denominated, to subscribe for, purchase, or otherwise acquire any equity interests or other securities of any class, with or without payment of additional consideration in cash or property, either
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immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency, including without limitation warrants, options, purchase rights, exchangeable or convertible securities, indebtedness, or other instruments or rights that are exercisable for or convertible or exchangeable into, directly or indirectly, any of the foregoing interests (including share appreciation, phantom share, profit participation, or other similar rights).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” is defined in Section 6.25.
“Straddle Period” means (a) with respect to the Second Closing Assets, any Tax period beginning before or on and ending after the Second Closing Date and (b) in all other cases, any Tax period beginning before or on and ending after the First Closing Date.
“Subject Interests” is defined in the Recitals.
“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company, or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or Controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency); (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.
“Systems” means all networks, servers, switches, endpoints, software, platforms, SCADA systems, electronics, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company, including in connection with the Project.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other charge in the nature of tax imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not, and any liability in respect of any of the foregoing that arises by reason of a contract, assumption, or transferee or successor liability.
“Tax Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding, or suit, whether civil, criminal, administrative, investigative, or informal, in each case involving the assessment, collection, or determination of any Tax.
“Tax Return” means all returns, declarations, claims for refunds, reports, forms, estimates, information returns, and statements required to be filed in respect of any Taxes to be
Appendix A – Page 14

supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto, including any amendment thereof.
“[*]” means that certain [*].
“[*]” means that certain [*].
“[*]” means, collectively, (a) [*], (b) [*], (c) the [*], (d) the [*], (e) the [*], and (f) any other Contracts between Nikola or any of its Affiliates, on the one hand, and any member of the [*], on the other hand, that relate to the Project or any potential Expansion Project.
“[*]” means that certain [*].
“[*]” means [*], and their respective Affiliates, collectively.
“[*]” means that certain [*] and Nikola.
“[*]” means that certain [*] and Nikola.
“Third Party” means any Person that is neither (a) a Party or an Affiliate of a Party nor (b) the Company or a Subsidiary of the Company.
“Third Party Payment Amounts” means, (a) with respect to the First Closing, the amounts set forth in Schedule 3.2(a)(i)(C) payable to the Third Parties specified therein on the First Closing Date and, (b) with respect to the Second Closing, the [*] and any other amounts mutually agreed by Nikola and FFI to be paid to Third Parties on behalf of Nikola or its Affiliates out of the Second Closing Payment on the Second Closing Date.
“Third Person Claim” is defined in Section 11.10(b).
“Threatened” means that a demand or statement has been made to a Person or any of its officers, directors, or managers that would lead a prudent and reasonable Person to conclude that a Claim, Proceeding, dispute, action, or other matter is reasonably expected to be asserted, commenced, taken, or otherwise pursued in the future.
“Title Policy” means that certain ALTA Extended Owner’s Policy of Title Insurance (2021 Form) issued by First American Title Insurance Company issued to FFI in connection with the First Closing.
“Total Purchase Price” is defined in Section 2.3(b).
“Transaction Documents” means
(a)with respect to the First Closing: this Agreement, the Transition Services Agreement, the Offtake Term Sheet, the Pre-Closing Reorganization Documents, the Assignment of Subject Interests, and each other contract, document, certificate, or instrument executed and delivered by the Parties or their respective Affiliates in connection with the consummation of the transactions contemplated hereby at the First Closing or thereby, and
Appendix A – Page 15

(b)with respect to the Second Closing: this Agreement, the Second Closing Assignment and Bill of Sale, the Nel Assignment and Assumption Agreements, and each other contract, document, certificate, or instrument executed and delivered by the Parties or their respective Affiliates in connection with the consummation of the transactions contemplated hereby at the Second Closing or thereby.
“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer and conveyance Taxes, and other similar Taxes, duties, fees, or charges (including any interest or penalties related thereto) imposed on or with respect to the transfer of the Subject Interests or Second Closing Assets, as applicable, pursuant to this Agreement. Transfer Taxes shall not include any Taxes imposed on or with respect to the Pre-Closing Reorganization.
“Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between the Company and PHH Parent, in the form attached hereto as Exhibit G.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, or substitute, temporary or final Treasury Regulations.
Appendix A – Page 16

FIRST AMENDMENT TO MEMBERSHIP INTEREST
AND ASSET PURCHASE AGREEMENT
This First Amendment to Membership Interest and Asset Purchase Agreement (this “Amendment”) is made and entered into as of this 31st day of January, 2024 (the “Amendment Date”) by and among FFI Phoenix Hub Holdings LLC, a Delaware limited liability company (“PHH”), Nikola Phx Hub, LLC (“PHH Parent”), and Nikola Corporation, a Delaware corporation (“Nikola”). PHH, PHH Parent, and Nikola may be referred to collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Membership Interest and Asset Purchase Agreement (as defined below).
WHEREAS, the Parties entered into that certain Membership Interest and Asset Purchase Agreement, dated as of July 3, 2023 (the “MIPA”);
WHEREAS, as a part of the MIPA, a Second Closing on the Second Closing Assets is contemplated;
WHEREAS, the MIPA defines “Second Closing Assets,” in part, as all Electrolyzer Assets; and
WHEREAS, PHH and Nikola desire to amend the MIPA to update the definition of Electrolyzer Assets prior to the Second Closing on the Second Closing Assets, on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, the Parties hereby amend the MIPA through this Amendment, effective as of the Amendment Date, as follows:
1.AMENDMENTS TO THE MIPA.
(a)The definition of “Electrolyzer Assets” is hereby amended by deleting “thirty-two (32)” in the first sentence and replacing it with “thirty-eight (38)”.
2.MISCELLANEOUS.
(a)No Further Amendments
Except as amended or otherwise modified by this Amendment, the MIPA shall remain in full force and effect.
(b)Choice of Law; Disputes
This Amendment shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without regard to, or effect of, any choice or conflict of law principles or rules that would direct the application of the laws of another jurisdiction. The terms and provisions of Article XIII of the MIPA are hereby incorporated herein by reference and shall apply hereto mutatis mutandis.
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(c)Electronic Copies
The exchange of copies of this Amendment and of signature pages by facsimile, email or other electronic transmission shall constitute effective execution and delivery of this Amendment as to the Parties as may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by email or other electronic means shall be deemed to be their original signatures for all purposes.
(d)Counterparts
This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall constitute one and the same instrument.
(e)Integration
The MIPA, as amended by this Amendment, constitutes the entire agreement among the Parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements, or understandings (written or oral) are merged into and superseded by this Amendment.
[Signature page follows.]

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IN WITNESS WHEREOF, each Party has caused this Amendment to be duly executed and signed by its duly authorized officer as of the Amendment Date.
FFI Phoenix Hub Holdings LLC
By: /s/ Donald Hubbard
Name: Donald Hubbard
Title: Project Manager
Nikola Phx Hub, LLC
By: Nikola Phx Hub Holdings, LLC, its Manager
By: Nikola Corporation, its Manager
By: /s/ Britton Worthen            ______
Name: Britton Worthen
Title: Chief Legal Officer
Nikola Corporation
By: /s/ Stephen J. Girsky
Name: Stephen J. Girsky
Title: Chief Executive Officer

[Signature Page to Amendment to MIPA]